    As filed with the Securities and Exchange Commission on February 4, 1999
                                                   Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                --------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933

                                --------------

                        ProVantage Health Services, Inc.
             (Exact name of Registrant as specified in its charter)

                                --------------

                                                             54-1508848
         Delaware                    8099                 (I.R.S. Employer
(tate or other jurisdiction S (Primary Standard          Identification No.)
   of incorporation or            Industrial
      organization)

                              Classification Code
                                    Number)
                         13555 Bishops Court, Suite 201
                          Brookfield, Wisconsin 53005
                                 (414) 784-4600
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                                --------------

                                Jeffrey A. Jones
                     President and Chief Executive Officer
                        ProVantage Health Services, Inc.
                         13555 Bishops Court, Suite 201
                          Brookfield, Wisconsin 53005
                                 (414) 784-4600
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                                   Copies to:
          Randall J. Erickson                       Donald J. Murray
          Godfrey & Kahn, S.C.                    Dewey Ballantine LLP
          780 N. Water Street                 1301 Avenue of the Americas
       Milwaukee, Wisconsin 53202               New York, New York 10019
             (414) 273-3500                          (212) 259-8000

                                --------------

   Approximate date of commencement of proposed sale to the public: As soon as is practicable after the effective date of this Registration Statement.
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                      Proposed
  Title of each class of               maximum                      Amount of
      securities to be                aggregate                   registration
         registered               offering price(1)                    fee
------------------------------------------------------------------------------
Common Stock, $.01 par
 value.....................         $100,000,000                     $27,800
Preferred Share Purchase
 Rights....................              (2)                           (2)
------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933. Includes shares subject to sale pursuant to the underwriters' over-allotment option.
(2) One Preferred Share Purchase Right is attached to and issued with each share of Common Stock. The value of the Preferred Share Purchase Right is reflected in the Common Stock.

                                --------------

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                             SUBJECT TO COMPLETION
                 PRELIMINARY PROSPECTUS DATED FEBRUARY 4, 1999

PROSPECTUS

[ProVantage Logo]
                                        Shares

                        ProVantage Health Services, Inc.

                                  Common Stock

                                  -----------

    This is ProVantage Health Services, Inc.'s initial public offering of Common Stock.

    We currently expect the public offering price to be between $       and
$        per share. Currently, no public market exists for the Common Stock. We will apply to have the Common Stock included for quotation on the Nasdaq National Market under the symbol "PVHS."

    Prior to this offering, ShopKo Stores, Inc., our parent company, owned all
of the Common Stock. Following this offering, ShopKo will beneficially own    %
of the Common Stock and will continue to control ProVantage.

    Investing in the Common Stock involves risks which are described in the "Risk Factors" section beginning on page 4.

                                  -----------

                                                               Per Share Total
                                                               --------- -----
     Public Offering Price....................................    $       $
     Underwriting Discount....................................    $       $
     Proceeds, before expenses, to ProVantage.................    $       $

    The underwriters may also purchase from us up to an additional shares of Common Stock at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    The shares of Common Stock will be ready for delivery in New York, New York
on or about                     , 1999.

                                  -----------

Merrill Lynch & Co.

              Bear, Stearns & Co. Inc.

                         William Blair & Company

                                                                 Lehman Brothers

                                  -----------

                 The date of this prospectus is         , 1999.

        Pictures, diagrams, etc. of representative products and services



      ProVantage(R), RationalMed(R), Bravell Claims Management(R), ProVQuery(TM), PharMark(R), DOCFormulary(R) and ProVMed(R) are trademarks or servicemarks of ProVantage or ProVantage's subsidiaries. ShopKo(R) is a trademark and a servicemark of ShopKo Stores, Inc. All other trademarks, servicemarks and trade names referred to in this prospectus are the property of their respective owners.

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   1
Risk Factors.............................................................   4
The Reorganization.......................................................  11
Use of Proceeds..........................................................  11
Dividend Policy..........................................................  11
Capitalization...........................................................  12
Dilution.................................................................  13
Selected Historical Consolidated Financial Data..........................  14
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  15
Business.................................................................  22
Management...............................................................  35
Relationship With ShopKo.................................................  45
Certain Transactions.....................................................  47
Principal Stockholder....................................................  49
Description of Capital Stock.............................................  50
Shares Eligible for Future Sale..........................................  53
Underwriting.............................................................  54
Legal Matters............................................................  56
Experts..................................................................  56
Available Information....................................................  56
Index To Consolidated Financial Statements...............................  58

                                ---------------

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains certain forward-looking statements regarding the operations and business of ProVantage. Statements in this document that are not historical facts are "forward-looking statements." Such forward-looking statements include those relating to:

       lProVantage's future business prospects,

       lprojected or anticipated product development or introduction,

       lpossible acquisitions,

       lprojected revenues, working capital, liquidity, capital needs, interest costs and income, and lstatements regarding ProVantage's Year 2000 readiness.

     The words "estimate," "project," "intend," "expect" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this document. Wherever they occur in this prospectus or in other statements attributable to ProVantage, forward-looking statements are necessarily estimates reflecting the best judgment of ProVantage's senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Discussions in this prospectus under the captions "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" are particularly susceptible to risks and uncertainties. Such forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this prospectus and other factors set forth from time to time in ProVantage's reports and registration statements filed with the Securities and Exchange Commission (the "SEC"). You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. ProVantage disclaims any intent or obligation to update forward-looking statements. Moreover, ProVantage, through senior management, may from time to time make forward-looking statements about the matters described herein or other matters concerning ProVantage.

                               ----------------

      You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

                               PROSPECTUS SUMMARY

      Unless otherwise indicated, information in this prospectus:

     l  assumes no exercise of the underwriters' option to purchase from
        ProVantage up to            additional shares of Common Stock to
        cover over-allotments, if any, and

     l gives effect to a reorganization of ProVantage which will be completed prior to completion of the offering (the
        "Reorganization"). See "The Reorganization."

      ProVantage has adopted a convention of referring to a fiscal year by the year in which the fiscal year begins. For example, the fiscal year which began on February 2, 1997 and ended on January 31, 1998 is referred to as "fiscal 1997." Unless the context requires otherwise, all references to "ProVantage," "we" or "our" refers to ProVantage Health Services, Inc. and its subsidiaries. ShopKo holds its ProVantage Common Stock indirectly through a wholly-owned subsidiary. All references to "ShopKo" in this prospectus include this wholly-owned subsidiary.

      See "Risk Factors" for a discussion of certain factors you should consider before deciding to purchase shares of our Common Stock.

Our Company

      We are a leading health benefit management company providing pharmacy benefit management ("PBM") and health information technology ("HIT") products and services to our customers. Our goal is to provide knowledge-based products and services that allow our clients to make more informed healthcare decisions, thereby optimizing the quality and minimizing the cost of care. As of January 1999, we provided traditional PBM and vision benefit management ("VBM") services to over 3,500 customers covering approximately 4.5 million PBM lives and approximately 500,000 VBM lives. Our customers include healthcare payors, self-funded employers, at-risk providers, state and federal agencies and pharmaceutical manufacturers.

      PBMs address the pressing need of health plan sponsors to manage costs and to better understand the effect of pharmaceutical utilization on their membership. Our traditional PBM products and services include plan design, administration of a network of over 50,000 retail pharmacies, electronic point-of-sale claims processing, mail pharmacy services, formulary administration/management, physician profiling and clinical services. However, our products go beyond traditional PBM offerings to include information-based health outcomes products and clinical services. These services give our customers the ability to assess the safety and effectiveness of healthcare practices and to identify the most effective treatment pathways, potentially lowering overall costs.

Our Industry

      Prescription drug costs represent the fastest growing component of healthcare costs; North American pharmaceutical sales are expected to increase at a compound annual growth rate of 9.8% and to reach approximately $169 billion in the year 2002. The major factors contributing to this trend include:
(i) a substantial increase in the number of major new product launches due to a shorter FDA approval cycle, (ii) full drug development pipelines, (iii) premium prices for new or branded products, (iv) increased R&D expenditures, (v) an aging population, and (vi) increased demand driven by direct-to-consumer advertising.

      In response to increasing demand for pharmaceuticals, health benefit providers, such as payors and employers, have been searching for ways to better understand and control drug costs. PBMs help these health benefit providers to provide a cost effective drug benefit and to better understand the impact of pharmaceutical utilization on total healthcare expenditures.

Our Strategy

      Our goal is to be the leading third-party supplier of health outcomes products and services to payors and providers. To accomplish this goal, we intend to (i) continue to grow our PBM and expand our client base by adding covered lives and expanding the breadth of our product offerings, (ii) leverage our information-based clinical expertise to lead in the development of next generation health outcomes management products and services, and (iii) selectively pursue acquisitions or alliances that provide us with the opportunity to realize additional scale benefits in our PBM or augment our advanced clinical and HIT capabilities.

Our Address

      Our principal executive offices are located at 13555 Bishops Court, Suite 201, Brookfield, Wisconsin 53005. Our telephone number is (414) 784-4600, and our web site is www.provantageinc.com.

                                  THE OFFERING

Common Stock being offered.......             shares
Common Stock outstanding after
 the offering....................             shares
Use of Proceeds..................  $15 million of the net proceeds of the offering will be used by ProVantage for working capital, capital
                                   expenditures, and other general corporate purposes.
                                   The balance of the net proceeds of the offering
                                   (including the proceeds from the exercise of the
                                   over-allotment option, if any) will be used to pay a
                                   portion of a demand promissory note held by ShopKo
                                   (the "Dividend Note"). The Dividend Note will be
                                   issued immediately prior to the offering as a
                                   dividend to return a portion of ShopKo's equity
                                   investment in ProVantage. Any balance remaining on
                                   the Dividend Note after the expiration or exercise
                                   of the over-allotment option will be contributed to
                                   ProVantage by ShopKo as a capital contribution.
Proposed Nasdaq Symbol...........  PVHS
Control by ShopKo................  ProVantage is currently a wholly-owned subsidiary of
                                   ShopKo. After the offering, ShopKo will beneficially
                                   own approximately     % of the Common Stock and will
                                   continue to control the business and affairs of
                                   ProVantage.

                 Summary Historical Consolidated Financial Data
                    (in thousands, except per share amounts)

                                                                               Three Quarters (39 Weeks)
                                     Fiscal Years (52 Weeks) Ended                       Ended
                          ---------------------------------------------------- --------------------------
                          Feb. 4, 1995 Feb. 3, 1996 Feb. 1, 1997 Jan. 31, 1998 Nov. 1, 1997 Oct. 31, 1998
                          ------------ ------------ ------------ ------------- ------------ -------------
Statement of Earnings
 Data(1):
Net sales...............     $5,424      $87,155      $330,048     $500,891      $367,495     $474,396
Costs and expenses:
 Cost of sales..........      4,666       78,250       306,760      463,069       341,586      441,317
 Selling, general and
  administrative
  expenses..............        214        4,836        11,828       19,990        14,215       18,067
 Depreciation and
  amortization
  expenses..............         69        1,170         2,233        4,779         3,215        4,933
                             ------      -------      --------     --------      --------     --------
                              4,949       84,256       320,821      487,838       359,016      464,317
Income from operations..        475        2,899         9,227       13,053         8,479       10,079
Interest income.........        --           207           353          364           269          212
                             ------      -------      --------     --------      --------     --------
Earnings before income
 taxes..................        475        3,106         9,580       13,417         8,748       10,291
Provision for income
 taxes..................        220        1,553         4,164        5,883         3,884        4,512
                             ------      -------      --------     --------      --------     --------
Net earnings............     $  255      $ 1,553      $  5,416     $  7,534      $  4,864     $  5,779
                             ======      =======      ========     ========      ========     ========    ===
Pro forma earnings per
 share(2)...............                                           $                          $
                                                                   --------                   --------
Pro forma weighted
 average shares
 outstanding(2).........
                                                                   --------                   --------
Supplemental Data:
Pharmacy network claims
 processed..............        195        3,593        13,758       21,410        18,148       20,305
Mail pharmacy
 prescriptions filled...        --           120           264          457           322          504

                                       October 31, 1998
                         ---------------------------------------------
                                                       Pro Forma As
                          Actual    Pro Forma(2)(4)  Adjusted(2)(3)(4)
                         ---------  --------------- ------------------
Balance Sheet Data:
Cash....................  $    380      $    380
Working capital.........    32,000
Total assets............   160,526       160,526
Total debt..............       954
Total liabilities.......    50,705
Stockholder's equity....   109,821

--------

(1) For all periods presented, ProVantage was a wholly-owned subsidiary of ShopKo. See Note A of Notes to Consolidated Financial Statements.

(2) Gives pro forma effect to the Reorganization.

(3) As adjusted to give effect to the sale of the shares of Common Stock
    offered hereby (assuming a public offering price of $       per share) and
    the use of the net proceeds as described in the "Use of Proceeds" section.

(4) Includes the Dividend Note in the principal amount of $    .

                                  RISK FACTORS

      You should carefully consider the following risk factors before deciding to purchase shares of our Common Stock. We have separated the risks into three categories:

     lbusiness risks inherent in our operations and our industry,

     lrisks relating to ProVantage's relationship with ShopKo, and lrisks relating to the offering of Common Stock.

Business Risks

Consolidating Industry and Formidable Competitors

      We compete in the health benefit management and health information technology businesses. These businesses are very competitive for several reasons. The health benefit management business is relatively consolidated, meaning that it is dominated by a few large companies with significant resources. Additional consolidation is likely. Several of our competitors in this business are owned by large companies, including pharmaceutical manufacturers, which may give them strong purchasing power and other advantages which we do not have. In addition to consolidation, the health information technology business is experiencing rapid technological change, which could render our products or services obsolete before we can recover our investment in them or obtain a meaningful return. In both businesses, our competitors include large, profitable and well-established companies with substantially greater financial, marketing and other resources. Additionally, there are relatively few barriers to entry in the areas of health benefit management and health information technology. Competitive pressures can drive down our profitability and otherwise adversely impact our business. We cannot assure you that we will be able to compete effectively.

Pharmacy Benefit Management Margin Erosion

      Over the last several years, competitive pressures have caused ProVantage and other pharmacy benefit management companies to experience a decline in the prices they have been able to charge for their core services. Additionally, such competitive pressures have caused pharmacy benefit management companies to share with their customers a larger portion of formulary fees and related revenues received from pharmaceutical manufacturers and third party formulary administrators. The combination of lower prices and increased revenue sharing have caused the gross margin (that is, the difference between revenues and the cost of services) to decline. We expect pharmacy benefit management margins in general to continue to decline, which could result in independent pharmacy benefit management companies, including ProVantage, becoming significantly less profitable. Our margins may also decline as we implement our business strategy of marketing to larger clients. In order to sell our services to these clients, which typically have greater bargaining power than our traditional clients, we may be required to sell our services for less than they are currently sold.

Reduced Formulary Revenues

      A significant portion of our earnings are derived from payments we receive in the form of discounts, rebates and fees from pharmaceutical manufacturers. We have contracts, typically with terms of one or two years, with pharmaceutical manufacturers with regard to payment of such discounts, rebates and fees. If these relationships and practices were terminated or changed, we could become significantly less profitable. Formulary fees, discounts and rebates are a topic of discussion and debate in federal and state legislatures. Changes in existing laws or regulations, changes in interpretations of laws or regulations, or adoption of new laws or regulations relating to these discounts, rebates and fees may have adverse effects on our formulary revenues in the future.

Uncertainty of Market Acceptance of Health Information Technology Products; Potential Defects

      We have recently added and continue to develop health information technology products and services to our offerings. We have committed in the past, and intend to commit in the future, substantial financial and management resources to developing and marketing these products and services. We are relying on our health information technology products and services, both on a stand-alone basis and in combination with our health benefit management services, to play a significant role in our growth strategy. In particular, our strategy involves using our health information technology products and services to distinguish our pharmacy benefit management services from those of our competitors. However, to date these products and services have achieved only limited market acceptance. Our products and services may fail to achieve market acceptance or to differentiate our overall product and service offering from our competitors' product and service offerings in a way that is important to our current and potential customers and for which they are willing to pay. If so, our strategy to compete on the basis of these products would be adversely affected.

      Our software products are also internally complex and may contain errors or defects, especially when first introduced or when new versions are released. Errors in new products or releases could result in liability claims, loss of revenue or further delay in market acceptance, which could adversely affect our business, operating results and financial condition.

Ability to Manage Growth

      Our business has grown rapidly in the last three fiscal years, with total revenues increasing from approximately $5 million in fiscal 1994 to approximately $500 million in fiscal 1997. We intend to pursue a strategy of aggressive growth. Recent growth has placed, and if such growth continues will increasingly place, a significant strain on our management and operations. Accordingly, our future operating results will depend in part on the ability of our officers and other key employees to continue implementing and improving our operations, customer support and financial control systems and to effectively expand, train and manage our employee base. If we are unable to manage future expansion successfully or hire and retain the personnel needed to manage our business successfully, then our business, operating results and financial condition would be materially and adversely affected.

Risks Associated with Acquisition and Alliance Strategy

      We have completed several acquisitions and plan to acquire complementary products, technologies or businesses in the future. We also intend to enter into strategic alliances with complementary businesses. Factors which may affect our ability to expand successfully through acquisitions and alliances include:

     l difficulties in identifying viable acquisition or alliance candidates,

     l the significant competition for acquisition and alliance opportunities, particularly from other companies with greater resources,

     l difficulties in integrating the acquired company and achieving the expected benefits,

     l  the diversion of management's attention from current operations,

     l  lack of experience in new geographic or product markets,

     l  the loss of key employees of the acquired company,

     l  the assumption of undisclosed liabilities,

     l  potential dilution of current stockholders,

     l limitations on our ability to incur additional debt, and l the amortization or accelerated write-off of expenses related to goodwill and intangible assets which could reduce earnings.

      These risks associated with acquisitions and alliances could have a material adverse effect on us.

Concentration of Customers; Short-Term Contracts

      We rely on a small number of our best customers to produce a disproportionate amount of our revenues. Our ten largest customers accounted for approximately 37.1% of our revenues in fiscal 1997 and approximately 34.9% of our revenues in the 39 weeks ended October 31, 1998. In addition, one of those ten customers, American Medical Security, Inc., accounted for approximately 13.6% of our revenues in fiscal 1995, 17.9% of our revenues in fiscal 1996, 11.7% of our revenues in fiscal 1997, and 11.1% of our revenues for the 39 weeks ended October 31, 1998. Our contract with American Medical Security, Inc. terminates on July 1, 2000 and may be renewed for one-year terms thereafter. Because we follow industry custom, we generally do not have long-term contracts with our customers. In most cases, our contracts automatically renew at the end of the initial term on a one-year basis, unless the customer gives notice to us of its intention not to renew the contract. In other cases, customers may terminate contracts with us at any time for any reason. The expiration or termination of our contracts with one or more significant customers would have a material adverse effect on our business and results of operations. Additionally, many participants in the healthcare industry, including our customers, are under severe financial pressures due to rising claims and costs. An adverse change in the financial condition of any of our significant customers, including an adverse change as a result of a change in governmental or private reimbursement programs, could have a material adverse effect on us.

Uncertainty Regarding Regulatory Matters; Privacy Concerns

      The healthcare industry is subject to extensive laws and regulations, and compliance with such laws and regulations imposes significant operational requirements on us. The regulatory requirements we must comply with in conducting our business vary from state to state, and are not always clear as to meaning or consistently enforced. Although we believe that we substantially comply with all existing statutes and regulations material to the operation of our business, regulatory authorities may disagree and take enforcement or other actions against us. These actions may result in fines or other penalties, or suspend, restrict or preclude us from engaging in certain business practices in the relevant jurisdiction. In addition, we cannot predict the impact of future legislation and regulatory changes on our business or assure you that we will be able to obtain or maintain the regulatory approvals required to operate our business.

      Most of our activities involve the receipt or use by us of confidential patient medical information which our customers provide to us. In addition, we use this data, after the patients' names have been removed, for research and analysis purposes. Federal and state legislation has been proposed to restrict the use and disclosure of confidential medical information. To our knowledge, no legislation has been enacted that adversely impacts our ability to provide our current services. Even if such legislation is not enacted, however, individual customers could prohibit us from including their patients' medical information in ProVantage's various databases of medical data, or from using such information in providing services to our other customers. In either event, we could be materially and adversely affected under such circumstances.

Potential Fluctuations in Quarterly Operating Results

      Our operating results have in the past and are likely in the future to vary significantly from quarter to quarter as a result of a number of factors, including:

     l the expiration or termination of contracts with significant customers,
     l  the size and timing of new contracts and product orders,

     l  the number of covered lives in our customers' benefit plans,

     l  the timing of new service and product announcements,

     l changes in our pricing policies or in our competitors' pricing policies,

     l  market acceptance of our services and products,

     l  the length of our sales cycles,

     l the timing of revenue recognition from the sale of our services and products,

     l the impairment or obsolescence of our products or other assets due to technological changes or other factors,

     l  changes in operating expenses,

     l  personnel changes, and

     l  conditions in the healthcare industry and the economy generally.

      Our revenues are not predictable with any significant degree of certainty because of these factors and because the market for our services and products is rapidly evolving. Based upon the factors listed above, we believe that our quarterly revenues, expenses and operating results are likely to vary significantly in the future, that period-to-period comparisons of our operating results are not necessarily meaningful and that, in any event, such comparisons should not be relied upon as indications of our future performance. Furthermore, it is possible that in some future quarters, our operating results will fall below our expectations or the expectations of market analysts and investors. If we do not meet these expectations, the price of the Common Stock may decline significantly.

Long Sales Cycle

      The period of time required to sell our products and services to a new customer can be up to a year or more. Our sales cycle varies substantially from customer to customer because of a number of factors over which we have little or no control. These factors include our customers' budgetary constraints, the timing of budget cycles, changes in our customers' budgetary or purchasing priorities, concerns about the introduction of new or updated services and products by us or our competitors and potential downturns in general economic conditions, which may be associated with reductions in demand for health management information systems. Our long sales cycle adds to the unpredictability of our revenues.

Developments in the Healthcare Industry

      We have designed our services and products to compete within the current payment and reimbursement structure of the U.S. healthcare system. However, changing political, economic and regulatory influences may affect healthcare financing and reimbursement practices. If the current healthcare financing and reimbursement system changes significantly, then we could be materially and adversely affected. Congress is currently considering proposals to reform the U.S. healthcare system. These proposals may increase governmental involvement in healthcare and pharmacy benefit management services and otherwise change the way our customers do business. Healthcare organizations may react to these proposals and the uncertainty surrounding such proposals by cutting back or delaying investments in the healthcare cost control tools and related technology which we provide. We cannot predict what effect, if any, these proposals might have on our business, operating results and financial condition. Other legislative or market-driven reforms that we cannot anticipate could affect our business, operating results and financial condition in unpredictable ways.

Potential Liability and Insurance

      Various aspects of our business, including the dispensing of pharmaceutical products and performing drug utilization review and therapeutic intervention services, entail a risk of litigation and liability relating to product and professional liability claims. We believe that we have adequate insurance coverage. Nevertheless, a successful product or professional liability claim not covered by our insurance policies or in excess of our insurance coverage could have a material adverse effect upon our business, operating results and financial condition. We cannot assure you that we will be able to maintain such insurance in the future, that adequate replacement policies will be available on acceptable terms, or that such insurance will cover all losses associated with claims against us.

Dependence on Key Employees

      Our future performance will depend, in part, upon the efforts and abilities of our key management, sales, marketing and technical personnel. We do not have employment agreements with any of our executive officers. The loss of key personnel or the inability to attract, motivate and retain these people could have a material adverse effect on our business.

Consolidation Among Customers

      Over the past several years, the overall number of insurance companies, health maintenance organizations, managed care companies and other clients and potential clients of ours has decreased as a result of mergers, acquisitions and similar transactions. Our customers have been and may continue to be subject to these consolidation pressures. We may lose existing and potential customers due to such consolidation. Consolidation could also create larger customers capable of exerting greater bargaining power, which could lead to declines in the prices we are able to charge for our products and services. The loss of existing and potential customers and/or price declines due to consolidation could have a material adverse effect on us.

Risks Associated with Intellectual Property

      We have no patents or registered copyrights. We rely primarily on a combination of statutory and common law copyright, trademark and trade secret laws, customer licensing agreements, nondisclosure agreements and other methods to protect our intellectual property rights. These laws and contractual provisions may not provide effective protection of our proprietary rights. Another person may copy or otherwise obtain and use our technology without authorization or develop similar technology independently. If other people or companies copy our products without our permission or misuse our products, then our business, results of operations and financial condition could be materially adversely affected. Furthermore, another person may claim that our technology infringes on their proprietary rights. As the number of software products made by our competitors and offered to our target market increases, we believe that software developers like us may become increasingly subject to infringement claims. Any such claims, whether with or without merit, can be time consuming and expensive to defend. If another person successfully asserts infringement claims against us, then we may need to enter into royalty arrangements or litigation that could have a material adverse effect on us.

Year 2000 Issues; Potential Impact on Customers

      Many currently installed computer systems and software products accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish years after 1999 from years before 1999. As a result, computer systems that cannot accept four-digit entries in the date field as of January 1, 2000 may not function properly. We have designed our products to be capable of handling four digit dates, and therefore we believe that the direct impact of the Year 2000 problem on our products will not be significant. Nonetheless, we may be adversely affected by non-compliant systems used by other companies, including our clients, with which we do business. Additionally, Year 2000 issues may significantly affect the purchasing patterns of customers and potential customers. Many companies are spending large amounts of money to correct their current software systems for Year 2000 compliance. These expenditures may result in a smaller amount of money available to our customers and potential customers to purchase our products and services. These factors could result in a material adverse effect on our business, operating results and financial condition.

Risks Relating to ProVantage's Relationship with ShopKo

Relationship with and Benefits to ShopKo

      Control. ShopKo beneficially owns all of the outstanding Common Stock.
After the offering, ShopKo will own approximately     % of the outstanding
Common Stock. As a majority stockholder, ShopKo will be able to control the business and affairs of ProVantage, including (i) the election of the entire Board of Directors, (ii) any determinations with respect to mergers or other business combinations, and (iii) the payment of dividends with respect to the Common Stock. For a more complete description of the aspects of ProVantage's business and affairs which ShopKo will be able to control through its stock ownership, see "Relationship With ShopKo." The market price for the Common Stock is likely to be adversely affected by factors listed above because the market price is not likely to reflect any "takeover premium."

      Dividend Note. Immediately prior to the offering, we will declare a dividend to ShopKo in the form of a demand promissory note in the principal
amount of $            . The purpose of the dividend is to return a portion of
ShopKo's equity investment in ProVantage. We intend to use a portion of the net proceeds of the offering to repay a portion of the Dividend Note. Any balance remaining on the Dividend Note after the expiration or exercise of the over-allotment option will be contributed to ProVantage by ShopKo as a capital contribution.

      Intercompany Agreements. We currently have, and will continue to have, a variety of contractual relationships with ShopKo and its affiliates. ShopKo's interests under these contracts may be adverse to our interests. As a party to these contracts, ShopKo could use its control position to act in a manner adverse to the other stockholders of ProVantage. While it has been the intention of ProVantage and ShopKo that such agreements and the transactions provided for therein, taken as a whole, should accommodate both our and ShopKo's interests in a manner that is fair to us and to ShopKo while continuing certain mutually beneficial arrangements, we cannot assure you that each of such agreements, or the transactions provided for therein, has been or will be effected on terms at least as favorable to us as could have been obtained from unaffiliated third parties. For a further description of our contractual relationships with ShopKo, see "Relationship With ShopKo-- Intercompany Agreements."

      Under ShopKo's existing credit agreement, we are considered a "subsidiary" of ShopKo. This means that ShopKo is obligated to cause us to comply with certain covenants in the credit agreement. These covenants include limitations and prohibitions on our ability to sell our Common Stock unless ShopKo meets certain financial tests, to pledge certain assets, to incur debt to third parties beyond certain limits and to enter into agreements which restrict our ability to pay dividends. These covenants will continue to apply after this offering is completed and may cause ShopKo to force us to act inconsistently with our best interests.

Potential Conflicts of Interest with ShopKo

      Upon consummation of this offering and the election of two independent directors, who are not affiliated with ShopKo, we will have a Board of Directors consisting of seven members. Four of the members of our Board of Directors also serve on the ShopKo Board of Directors, and two of these directors, including ShopKo's Chairman of the Board, are executive officers of ShopKo. As these individuals perform their duties to ShopKo and to us, conflicts of interest and conflicting demands on the amount of time these individuals will have available for our affairs may arise. We cannot assure you that any such conflicts will be resolved in our favor. In addition, ShopKo will have the ability to change the size and composition of our Board of Directors and its committees.

Risks Relating to the Offering of Common Stock

Absence of History as a Stand-Alone Company; Limited Relevance of Historical Financial Information

      To date, we have been operated as a subsidiary of ShopKo. After this offering, we will continue to be a majority-owned subsidiary of ShopKo, but will operate as a stand-alone company. ShopKo will have no obligation to provide assistance to us except as provided in our agreements with ShopKo. We cannot assure you that we will be viable as a stand-alone company or that this change will not have an adverse effect on us. Because the financial information included in this prospectus relates to periods during which we were wholly-owned by ShopKo, it is not necessarily indicative of our future results of operations, financial position and cash flows.

Potential Adverse Effect of Shares Eligible for Future Sale

      Upon completion of this offering, there will be            shares of
Common Stock outstanding. The Common Stock sold in this offering will be freely tradable without restrictions by persons other than "affiliates" of ProVantage, as such term is defined in the Securities Act of 1933, as amended (the "Securities Act"). In addition, ShopKo has the right to have its ProVantage Common Stock registered under the federal securities laws for sale to the public. Once it is registered, ShopKo may sell it. We cannot predict the effect, if any, that future sales of shares of Common Stock, or the availability of shares of Common Stock for future sales, will have on the market price of the shares of Common Stock. Sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock. ProVantage, its officers and directors and ShopKo have agreed, subject to certain exceptions, not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock, or any securities convertible into or exercisable or exchangeable for shares of Common Stock, for a period of 180 days after the date of this prospectus without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated.

Substantial Dilution

      The proposed initial public offering price of $         is substantially
higher than the book value of $      per share of the Common Stock at October
31, 1998 (giving pro forma effect to the Reorganization). Accordingly, purchasers in this offering will incur immediate and substantial book value
dilution of $     per share.

Absence of Prior Public Market; Possible Volatility of Stock Price

      Prior to this offering, there has been no public market for the Common Stock. Although ProVantage has applied to list the Common Stock on the Nasdaq National Market, an active, continuous trading market for the Common Stock may not develop. This means that you may not be able to sell shares of Common Stock you acquire in this offering easily, if at all. Furthermore, the market price for the Common Stock could decline below the public offering price set forth on the cover page of this prospectus. ProVantage and the representatives of the underwriters will determine the initial public offering price based on the factors described under "Underwriting." Their determination may not necessarily equal the intrinsic value or the market value of the Common Stock. The trading prices of the Common Stock could be subject to wide fluctuations in response to quarter-to-quarter variations in our operating results, governmental or other regulatory action, general conditions in the healthcare industry, changes in earnings estimates or recommendations by research analysts and other events or factors, many of which are beyond our control. In addition, the stock market recently has experienced a high level of price and volume volatility, and market prices for the stock of many companies (particularly small and emerging growth companies like ProVantage) have experienced wide price fluctuations which have not necessarily been related to their operating performance. These broad market fluctuations could have a material adverse effect on the market price of the Common Stock.

Adverse Impact of Anti-Takeover Provisions

      Certain provisions of ProVantage's Restated Certificate of Incorporation and Amended and Restated Bylaws, a Rights Plan which ProVantage expects to adopt prior to completion of the offering, and change of control severance agreements which have been entered into with certain of ProVantage's executive officers could have certain anti-takeover effects. These anti-takeover effects could delay, defer or prevent a change of control of ProVantage without further action by the stockholders, could discourage potential investors from bidding for the Common Stock at a premium over the market price of the Common Stock and could adversely affect the market price of, and the voting and other rights of the holders of, the Common Stock. In addition, certain provisions of the Delaware General Corporation Law, among other things, restrict the ability of stockholders to cause a merger or business combination or obtain control of ProVantage. These provisions may be considered disadvantageous by a stockholder. See "Management--Change of Control Severance Agreements" and "Description of Capital Stock."

                               THE REORGANIZATION

      In connection with this offering, ShopKo and ProVantage reorganized ProVantage's corporate structure (the "Reorganization"). The Reorganization consists of reincorporating ProVantage in Delaware through a merger with an affiliated corporation, the amendment and restatement of ProVantage's charter and bylaws, a stock split effected through a stock dividend, and the declaration of a dividend to ShopKo in the form of the Dividend Note in order to return to ShopKo a portion of ShopKo's investment in ProVantage. See "Dividend Policy."

                                USE OF PROCEEDS

      We intend to use $15.0 million of the net proceeds of the offering for working capital, capital expenditures and other general corporate purposes. The balance of the net proceeds of the offering (including the proceeds from the exercise of the over-allotment option, if any) will be used by ProVantage to pay a portion of the Dividend Note. The Dividend Note will have a principal
amount of $   , will bear interest at    % per annum and will be due on demand.
Any balance remaining on the Dividend Note after the expiration or exercise of the over-allotment option will be contributed to ProVantage by ShopKo as a capital contribution. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                DIVIDEND POLICY

      We do not intend to pay cash dividends on the Common Stock in the foreseeable future, but rather intend to use future earnings principally to support operations and to finance expansion and possible acquisitions. The payment of cash dividends in the future will be at the discretion of our Board of Directors and will depend on a number of factors, including our financial condition, capital requirements, future business prospects, contractual restrictions and such other factors as our Board of Directors may deem relevant. See "Description of Capital Stock."

      Immediately prior to the offering, we will declare a dividend to ShopKo in the form of the Dividend Note to return to ShopKo a portion of its equity investment in ProVantage. Holders of Common Stock will not receive any portion of the payment on the Dividend Note. See "Relationship With ShopKo."

                                 CAPITALIZATION

      The following table sets forth the cash, short-term debt and capitalization of ProVantage at October 31, 1998 (i) on an historical basis,
(ii) on a pro forma basis giving effect to the Reorganization, and (iii) pro forma as adjusted to give effect to the sale of the shares of Common Stock offered by this prospectus (at an assumed initial public offering price of
$     per share) and the use of the estimated net proceeds as described in the
"Use of Proceeds" section.

                                                         October 31, 1998
                                                  ------------------------------
                                                                      Pro Forma
                                                   Actual  Pro Forma As Adjusted
                                                  -------- --------- -----------
                                                   (in thousands, except share
                                                              data)
     Cash.......................................  $    380   $380       $
                                                  ========   ====       =====
     Dividend Note..............................  $          $          $
     Other short-term debt......................       954    954         954
                                                  --------   ----       -----
         Total debt.............................  $    954   $          $
                                                  ========   ====       =====
     Stockholders' equity:
       Preferred Stock, $.01 par value;
        shares authorized; none issued or
        outstanding.............................  $      0   $          $
       Common Stock, $.01 par value; 20,000,000
        shares authorized, 100 shares issued and
        outstanding, actual; 50,000,000 shares
        authorized,    shares issued and
        outstanding, pro forma; and 50,000,000
        shares authorized,      shares issued
        and outstanding, pro forma as adjusted..         0
       Additional paid-in capital...............    89,284
       Retained earnings........................    20,537
                                                  --------   ----       -----
         Total stockholders' equity.............   109,821
                                                  --------   ----       -----
         Total capitalization...................  $110,775   $          $
                                                  ========   ====       =====

                                    DILUTION

      Our pro forma net tangible book value at October 31, 1998 was
$          , or $     per share of Common Stock. Pro forma net tangible book
value per share is determined by dividing our net tangible book value (total tangible assets less total liabilities) by the number of shares of Common Stock outstanding, after giving effect to the Reorganization. Without taking into account any changes in our pro forma net tangible book value after October 31, 1998, other than to give effect to the sale of the shares of Common Stock
offered hereby (assuming an initial public offering price of $     per share)
and the receipt of the net proceeds therefrom, our adjusted pro forma net
tangible book value at October 31, 1998 would have been $          , or $
per share of Common Stock. This represents an immediate dilution in pro forma
net tangible book value of $     per share to new investors purchasing shares
in this offering and an immediate increase in pro forma net tangible book value
of $     per share to ShopKo. The following table illustrates this per share dilution.

     Assumed initial public offering price per share.............        $
                                                                         -----
     Pro forma net tangible book value per share at October 31,
      1998....................................................... $
                                                                  ------
     Increase per share attributable to new investors (1)........
                                                                  ------
     Pro forma net tangible book value after the offering........
                                                                         -----
     Dilution per share to new investors (2).....................        $
                                                                         =====

--------

(1) After deduction of underwriting discounts and estimated offering expenses to be paid by us.

(2) Determined by subtracting the adjusted pro forma net tangible book value per share after the offering from the amount of cash paid by a new investor for one share of Common Stock.

      The following table summarizes on a pro forma basis as of October 31, 1998 the differences in the total cash consideration paid and the average price per share paid by ShopKo, our sole stockholder prior to this offering, with
respect to the          shares of Common Stock issued by us to ShopKo and by
the new investors (assuming an initial public offering price of $     per
share) with respect to the          shares of Common Stock to be issued by us
in this offering:

                               Shares of Common       Total
                               Stock Purchased    Consideration
                               -----------------  --------------- Average Price
                               Number   Percent   Amount  Percent   Per Share
                               -------- --------  ------  ------- -------------
     ShopKo...................                  % $             %     $
     New investors............
                               --------  -------  ------   -----
         Total................               100% $          100%
                               ========  =======  ======   =====

      The foregoing tables do not give effect to the issuance of an aggregate
of            shares of Common Stock reserved for issuance under our Stock
Incentive Plan. See "Management--Compensation of Directors" and "Executive Compensation--Stock Incentive Plan."

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                    (in thousands, except per share amounts)

      The following table sets forth certain of our historical consolidated financial data as of and for each of the four years in the period ended January 31, 1998. Also presented are certain of our historical consolidated financial data as of the 39 weeks ended November 1, 1997 and October 31, 1998. The historical consolidated financial data for the three years in the period ended January 31, 1998 and as of January 31, 1998 and February 1, 1997 were derived from our financial statements included elsewhere in this prospectus and have been audited by Deloitte & Touche LLP, independent auditors, as indicated in their report included elsewhere herein. The remaining financial data presented below were derived from our accounting records and have not been audited. Nevertheless, in the opinion of management, this unaudited data include all adjusting entries (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein. The historical consolidated financial data presented herein are not necessarily indicative of the results of operations for any future period. The financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes included elsewhere in this prospectus.

                                                                                       Three Quarters
                                         Year (52 Weeks) Ended                        (39 Weeks) Ended
                          ---------------------------------------------------- ------------------------------
                          Feb. 4, 1995 Feb. 3, 1996 Feb. 1, 1997 Jan. 31, 1998 Nov. 1, 1997 Oct. 31, 1998
                          ------------ ------------ ------------ ------------- ------------ -------------
Statement of Earnings
 Data:
Net sales...............    $ 5,424      $87,155      $330,048     $500,891      $367,495     $474,396
Costs and expenses:
 Cost of sales..........      4,666       78,250       306,760      463,069       341,586      441,317
 Selling, general and
  administrative
  expenses..............        214        4,836        11,828       19,990        14,215       18,067
 Depreciation and
  amortization
  expenses..............         69        1,170         2,233        4,779         3,215        4,933
                            -------      -------      --------     --------      --------     --------
                              4,949       84,256       320,821      487,838       359,016      464,317
Income from operations..        475        2,899         9,227       13,053         8,479       10,079
Interest income.........        --           207           353          364           269          212
                            -------      -------      --------     --------      --------     --------
Earnings before income
 taxes..................        475        3,106         9,580       13,417         8,748       10,291
Provision for income
 taxes..................        220        1,553         4,164        5,883         3,884        4,512
                            -------      -------      --------     --------      --------     --------
Net earnings............    $   255      $ 1,553      $  5,416     $  7,534      $  4,864     $  5,779
                            =======      =======      ========     ========      ========     ========
Pro forma earnings per
 share(1)...............                                           $                          $
                                                                   --------                   --------
Pro forma weighted
 average shares
 outstanding(1).........
                                                                   --------                   --------
                          Feb. 4, 1995 Feb. 3, 1996 Feb. 1, 1997 Jan. 31, 1998              Oct. 31, 1998
                          ------------ ------------ ------------ -------------              -------------
Balance Sheet Data:
Cash....................    $ 2,092      $ 5,001      $  5,946     $ 12,533                   $    380
Working capital.........      1,628        7,634         4,253       15,480                     32,000
Total assets............     25,823       33,181       118,993      155,037                    160,526
Total debt..............        --           --            --         1,880                        954
Total liabilities.......      7,770        9,057        56,310       63,757                     50,705
Stockholder's equity....     18,053       24,124        62,683       91,280                    109,821

--------

(1) Gives pro forma effect to the Reorganization.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      This Management's Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with ProVantage's historical consolidated financial statements and notes and the unaudited consolidated financial statements and notes included elsewhere herein.

Overview

      ProVantage is a leading health benefit management company providing pharmacy benefit management and health information technology products and services to our customers. ProVantage conducts its business principally throughout the United States. Prior to this offering, ProVantage was wholly-
owned by ShopKo. After this offering, ShopKo will own     % of ProVantage's
outstanding Common Stock, continue to provide to ProVantage a variety of services and control ProVantage's board of directors, business and affairs.

      The financial statements and data included in this prospectus, and this Management's Discussion and Analysis of Financial Condition and Results of Operations, covers periods when ProVantage operated as a wholly-owned subsidiary of ShopKo. For the periods presented, certain general, administrative and other expenses reflected in the consolidated financial statements include allocations of certain corporate expenses from ShopKo which took into consideration estimates of personnel time spent to provide services or other appropriate bases. These allocations include services and expenses for general management, information systems management, treasury, tax, financial audit, financial reporting, benefits administration, insurance, legal, communications and other miscellaneous services. Management believes the foregoing allocations were made on a reasonable basis. Although these allocations do not necessarily represent the costs which would have been incurred by ProVantage on a stand alone basis, management believes that any variance in costs would not be material to ProVantage's consolidated financial results. After the offering is completed, the charges for the services provided by ShopKo to ProVantage will be governed by the intercompany agreements described under "Relationship With ShopKo."

      ProVantage derives its revenues from the sale of health benefit management services, pharmacy mail services, vision benefit management services and health information technology and clinical support services. ProVantage's net sales include (i) administrative and dispensing fees plus the cost of pharmaceuticals dispensed by pharmacies participating in the network maintained by ProVantage or by ProVantage's mail service pharmacy to members of health benefit plans sponsored by ProVantage's clients, (ii) amounts billed to pharmaceutical manufacturers and third party formulary administrators for formulary fees, (iii) administrative fees plus the cost of sales of eyeglasses and contact lenses relating to vision benefit management services and (iv) contract, license and service fees for health information technology and clinical support services. Cost of sales includes the amounts paid to network pharmacies and optical centers for pharmaceutical and vision claims, the cost of prescriptions sold through the mail service pharmacy and the amounts paid to plan sponsors for shared formulary fees.

      As a result of the competitive environment, ProVantage is continuously subject to margin pressures when measured as a percent of net sales. In recent years, competing PBM providers owned by large companies, including pharmaceutical manufacturers, began pricing their products and services more aggressively. This aggressive pricing resulted in reduced margins for ProVantage's traditional prescription benefit management services. Management expects this competitive environment to prevail for the foreseeable future.

      In recent years, ProVantage has invested heavily to build its clinical and health information technology capabilities. These investments include technology, professional staff, and marketing and service personnel. Management expects to continue to invest to build these capabilities.

      During the periods presented, ProVantage completed acquisitions of several companies which contributed to ProVantage's growth. Of the health plan members as of October 31, 1998, approximately 25% were acquired through acquisitions. Acquisitions make period to period comparisons of the ProVantage's financial statements less meaningful. Please see "--Acquisitions."

Results of Operations

      The following table sets forth certain items from ProVantage's consolidated statement of earnings as percentages of consolidated net revenue:

                                                                        Three Quarters
                                   Year (52 weeks) Ended               (39 Weeks) Ended
                          --------------------------------------- --------------------------
                          Feb. 3, 1996 Feb. 1, 1997 Jan. 31, 1998 Nov. 1, 1997 Oct. 31, 1998
                          ------------ ------------ ------------- ------------ -------------
Net sales...............     100.0%       100.0%        100.0%       100.0%        100.0%
Costs and expenses
  Cost of sales.........      89.8         92.9          92.4         92.9          93.0
  Selling, general and
   administrative
   expenses.............       5.5          3.6           4.0          3.9           3.8
  Depreciation and
   amortization
   expenses.............       1.3          0.7           1.0          0.9           1.1
                             -----        -----         -----        -----         -----
                              96.6         97.2          97.4         97.7          97.9
Income from operations..       3.4          2.8           2.6          2.3           2.1
Interest income.........       0.2          0.1           0.1          0.1           0.1
                             -----        -----         -----        -----         -----
Earnings before income
 taxes..................       3.6          2.9           2.7          2.4           2.2
Provision for income
 taxes..................       1.8          1.3           1.2          1.1           1.0
                             -----        -----         -----        -----         -----
Net earnings............       1.8%         1.6%          1.5%         1.3%          1.2%
                             =====        =====         =====        =====         =====

Thirty-Nine Weeks Ended October 31, 1998 Compared to Thirty-Nine Weeks Ended November 1, 1997

      Net sales for the first three quarters of fiscal 1998 increased $106.9 million or 29.1% to $474.4 million. This increase is primarily attributable to internally generated growth in claims processing, mail pharmacy services and formulary fees. Sales from pharmacy claims processing increased $77.4 million or 23.7%. This increase reflects an 11.9% increase in the number of claims processed and a 13.9% increase in the average revenue per claim processed. Sales from ProVantage's mail pharmacy services increased $20.4 million or 77.4%, reflecting a 56.5% increase in the number of prescriptions dispensed and a 13.3% increase in the average revenue per prescription dispensed. Formulary fees increased $5.5 million, or 58.3%, to $15.1 million. This increase is attributable to increased claims subject to formulary fees and increased participation of pharmaceutical manufacturers in ProVantage's formulary program.

      Gross profit for the first three quarters of fiscal 1998 increased $7.2 million or 27.7% compared to the first three quarters of fiscal 1997. This increase is primarily attributable to the sales growth in formulary fees, claims processing and mail pharmacy services. As a percentage of net sales, ProVantage's gross margins were 7.0% for the first three quarters of fiscal 1998 and 7.1% for the first three quarters of fiscal 1997.

      Selling, general and administrative expenses for the first three quarters of fiscal 1998 increased $3.9 million, or 27.1%, to $18.1 million. This increase relates to additional investments in information technology, clinical programs and investments in infrastructure support. As a percentage of net sales, selling, general and administrative expenses were 3.8% for the first three quarters of fiscal 1998 compared to 3.9% for the first three quarters of fiscal 1997.

      Depreciation and amortization expenses, measured as a percentage of net sales, increased from 0.9% in the first three quarters of fiscal 1997 to 1.1% in the first three quarters of fiscal 1998. This increase is attributable to increased goodwill amortization related to ProVantage's business acquisitions.

      The effective tax rate for the first three quarters of fiscal 1998 decreased to 43.8% compared to 44.4% for the first three quarters of fiscal 1997. The overall decline in the effective tax rate was primarily due to the decrease in the nondeductible goodwill amortization as a percentage of earnings before income taxes.

Fiscal 1997 Compared to Fiscal 1996

      Net sales for fiscal 1997 increased $170.8 million, or 51.8%, to $500.9 million. This increase is primarily attributable to growth in claims processing and mail pharmacy services. Sales from pharmacy claims processing increased $151.4 million, or 52.3%. This increase reflects a 55.6% increase in the number of claims processed. Sales from ProVantage's mail pharmacy services increased $16.4 million, or 77.1%, reflecting a 73.1% increase in the number of prescriptions dispensed and a 2.3% increase in the average revenue per prescription dispensed. Formulary fees decreased $1.9 million, or 11.3%, to $14.8 million. This decrease is primarily attributable to the expiration of a formulary administration contract with a third party formulary administrator. This contract, which included a favorable formulary revenue guarantee for fiscal 1996, was not renewed for fiscal 1997 because the terms proposed by the third party administrator for fiscal 1997 were less favorable than the terms ProVantage negotiated directly with pharmaceutical manufacturers.

      Gross profit for fiscal 1997 increased $14.5 million, or 62.4%, compared to fiscal 1996. This increase is primarily attributable to the sales growth in claims processing and mail pharmacy services and improved gross margin rates in ProVantage's formulary business. As a percentage of net sales, ProVantage's gross margins were 7.6% for fiscal 1997 and 7.1% for fiscal 1996.

      Selling, general and administrative expenses for fiscal 1997 increased $8.2 million, or 69.0%, to $20.0 million. The increase is primarily attributable to increased operating costs subsequent to the acquisition of PharMark and additional investments in information technology and infrastructure support related to continued growth. As a percentage of net sales, selling, general and administrative expenses were 4.0% in fiscal 1997 compared to 3.6% in fiscal 1996.

      Depreciation and amortization expenses, measured as a percentage of net sales, increased from 0.7% in fiscal 1996 to 1.0% in fiscal 1997. This increase is primarily attributable to goodwill amortization related to ProVantage's business acquisitions.

      The effective tax rate for fiscal 1997 was 43.8% compared to 43.5% in fiscal 1996.

Fiscal 1996 Compared to Fiscal 1995

      Net sales for fiscal 1996 increased $242.9 million, or 278.7%, to $330.0 million. This increase is primarily attributable to growth in claims processing and mail pharmacy services. Sales from pharmacy claims processing increased $217.4 million, or 301.8%. This increase reflects a 282.9% increase in the number of claims processed. Management attributes this increase primarily to internally generated growth and supplementally to the acquisition of CareStream Scrip Card. Sales from ProVantage's mail pharmacy services increased $12.2 million, or 133.4%, reflecting a 109.5% increase in the number of prescriptions dispensed and a 11.4% increase in the average revenue per prescription dispensed. Formulary fees increased $10.7 million, or 177.8%, to $16.7 million. In fiscal 1996, ProVantage's contract with a third-party formulary administrator included a favorable formulary revenue guarantee, allowing the Company to receive significant formulary dollars.

      Gross profit for fiscal 1996 increased $14.4 million, or 161.5%, compared to fiscal 1995. This increase is primarily due to the sales growth in claims processing and mail pharmacy services. ProVantage's gross margins as percentages of sales were 7.1% for fiscal 1996 and 10.2% for fiscal 1995. This decrease is attributable to a larger percentage of sales coming from the lower gross margins claims processing activities and an increase in the percentage of formulary fees shared with clients.

      Selling, general and administrative expenses for fiscal 1996 increased $7.0 million, or 144.6%, to $11.8 million. As a percentage of net sales, selling, general and administrative expenses decreased from 5.5% in fiscal 1995 to 3.6% for fiscal 1996. This decrease is primarily due to leveraging costs against increasing sales volume.

      Depreciation and amortization expenses decreased from 1.3% of net sales in fiscal 1995 to 0.7% of net sales in fiscal 1996. This decrease is primarily due to leveraging costs against increasing sales volume.

      The effective tax rate for fiscal 1996 decreased to 43.5% of earnings before income taxes compared to 50.0% for fiscal 1995. The overall decline in the effective tax rate was primarily due to the decrease in the non-deductible goodwill amortization as a percentage of earnings before income taxes.

Liquidity and Capital Resources

      Prior to the offering, ProVantage's cash needs in excess of cash flow provided by operations have been met principally by additional capital contributions by ShopKo and any excess cash has been distributed to ShopKo. Cash provided from operating activities was $12.0 million in fiscal 1997 and $3.4 million in fiscal 1996 and cash used in operating activities was $0.6 million in fiscal 1995. In addition, cash used in operating activities in the first three quarters of fiscal 1998 was $17.0 million and cash provided from operating activities in the first three quarters of fiscal 1997 was $2.4 million. This increase in cash usage is primarily due to increased working capital needs. ShopKo's capital contributions were $21.1 million in fiscal 1997, $33.1 million in fiscal 1996 and $4.5 million in fiscal 1995, and $12.8 million in the first three quarters of fiscal 1998 and $19.1 million in the first three quarters of fiscal 1997.

      ProVantage's principal uses of cash are for capital expenditures and acquisitions. ProVantage spent $6.0 million on capital expenditures for the first three quarters of fiscal 1998, $4.2 million on capital expenditures in fiscal 1997, $2.1 million in fiscal 1996 and $1.0 million in fiscal 1995. Capital expenditures relate primarily to continuing investments in systems technology.

      ProVantage's total capital expenditures are expected to approximate $8.0 to $10.0 million for the fiscal year ending January 30, 1999 and $15.0 to $20.0 million for the fiscal year ending January 29, 2000. The expected increase in capital expenditures is primarily due to replacement of ProVantage's claims adjudication system and continued enhancements and development in its suite of health information technology products. The foregoing capital expenditure plans are based on current facts and circumstances known to management and assumptions believed by management to be reasonable. Such plans may be reviewed and revised from time to time in light of changing conditions. Any such revisions could be material.

      In addition, ProVantage has contingent payment obligations of up to $5.0 million with respect to the CareStream Scrip Card acquisition and up to $8.0 million with respect to the PharMark acquisition. Payments, if any, made under these arrangements would be recorded as additional purchase price. For a more detailed description, see "--Acquisitions."

      ProVantage has entered into a Credit Agreement with ShopKo which provides that ProVantage may borrow up to $25.0 million from ShopKo on a revolving basis. The Credit Agreement is unsecured, has a term that expires on January 31, 2001, provides that borrowings will bear interest at various market rates at the time of borrowing and has an annual commitment fee of 1/5 of one percent of the total commitment amount. ProVantage may terminate the Credit Agreement at any time without penalty and may replace it with financing from banks or other financial institutions. ShopKo may terminate the Credit Agreement at any time after it no longer owns a majority of ProVantage's voting stock.

      Under ShopKo's existing credit agreement, ProVantage is considered a "subsidiary" of ShopKo which means that ShopKo is obligated to cause ProVantage to comply with certain covenants in the credit agreement. These covenants include prohibitions on ProVantage selling its Common Stock unless ShopKo meets certain financial tests, prohibitions on the pledging of certain assets of ProVantage, limitations on ProVantage's ability to incur debt to third parties beyond certain limits, and a prohibition on ProVantage entering into agreements which restrict ProVantage's ability to pay dividends. These covenants will continue to apply after this offering is completed. ProVantage does not expect these covenants to impose any material impediment on ProVantage's operations in the foreseeable future. There can be no assurance, however, that circumstances will not arise wherein such covenants could limit ProVantage's ability to enter into certain transactions.

      ProVantage believes that its cash needs (other than for significant acquisitions) will be met through fiscal 1999 through the proceeds from this offering, cash generated from operations and borrowings from ShopKo or third-party sources.

Acquisitions

      On January 3, 1995, ProVantage completed the acquisition of Bravell, Inc., ("Bravell"), a pharmacy benefit management firm that provides custom prescription benefit plan design, program administration and claims benefit processing services to insurance companies, third party administrators and self-funded medical plan sponsors. The transaction was accounted for as a purchase, whereby ProVantage acquired 97% of the outstanding Common Stock of Bravell for approximately $17.3 million. ProVantage was also required to make additional payments which were contingent upon future results of Bravell's operations. In fiscal 1996, $0.7 million was paid based on the results of fiscal 1995. On April 10, 1997, ProVantage made a payment of approximately $8.9 million to the founders of Bravell to (i) acquire the remaining 3% of the Common Stock of Bravell which ProVantage did not acquire in January 1995, (ii) extinguish all remaining contingent payment obligations to the founders and
(iii) terminate the founders' employment agreements.

      On February 26, 1995, ShopKo contributed to ProVantage the net assets of ProVantage Mail Services, Inc. which had a net book value of approximately $1.3 million and which was recorded as a contribution of capital.

      On August 2, 1996, ProVantage completed the acquisition of CareStream ScripCard from Avatex Corporation, formerly known as FoxMeyer Health Corporation. CareStream ScripCard is a prescription benefit management company and its operations have been integrated with ProVantage. The purchase price was $30.5 million in cash, plus a supplemental cash payment. If Avatex exercises its right to the supplemental cash payment within the prescribed time frame after the close of the offering, the supplemental cash payment will be an amount equal to 1.5% of ProVantage's market value subject to a minimum of $2.5 million and a maximum of $5.0 million. The right of Avatex to the supplemental cash payment expires on August 2, 2001. Such supplemental payment will be capitalized as additional purchase price and amortized over a period of 15 to 18 years. We expect that a substantial portion of the supplemental payment will be capitalized as additional purchase price upon completion of the offering.

      On August 20, 1997, ProVantage acquired PharMark, a software and database development company providing information driven strategies for optimizing medical and pharmaceutical outcomes, based in Arlington, Virginia, from M. Lee Morse and Aida A. LeRoy. Mr. Morse and Dr. LeRoy were employed by ProVantage from August 20, 1997 to January 31, 1999 pursuant to employment agreements entered into in conjunction with the acquisition (the "Employment Agreements"). The purchase price for PharMark was approximately $15.2 million, of which $14.2 million has been paid in cash and a total of $1.0 million is due in

1999. The sellers of PharMark may also be entitled to contingent payments of up to $8.0 million in the aggregate based on the fair market value of ProVantage's outstanding Common Stock (the "Contingent Payments"). The Contingent Payments, if any, will be due on the first to occur of August 20, 2002 or certain liquidity events related to ProVantage. The offering will not be a liquidity event. The Contingent Payments may be made, at ProVantage's election, in either cash, ShopKo Common Stock, ProVantage Common Stock or any combination thereof; provided, however, that any stock used for such payments must be traded on a national securities exchange or the Nasdaq National Market. The Contingent Payments, if any, will be capitalized as additional purchase price and amortized over a period of 15 to 19 years. We expect that a portion of the Contingent Payments will be capitalized as additional purchase price upon completion of the offering. The Employment Agreements were mutually terminated as of January 31, 1999. Payments of approximately $1.1 million were paid to Mr. Morse and Dr. LeRoy at the time of termination.

      ProVantage expects to continue its internal growth and may also consider the acquisition of health services businesses. Such plans may be reviewed and revised from time to time in light of changing conditions. Depending upon the size and structure of any such acquisition, ProVantage may require additional capital resources. ProVantage believes that adequate sources of capital will be available.

Year 2000

      State of Readiness. In order to address Year 2000 compliance, ProVantage has initiated a comprehensive project designed to eliminate or minimize any business disruption associated with potential date processing problems in its information technology ("IT") systems, as well as its non-IT systems. The project consists of five phases: company awareness, assessment, strategy and work plan development, renovation and testing. ProVantage has completed the first three phases for both IT and non-IT systems, is nearly complete with the fourth phase (i.e., renovation), and is actively engaged in the fifth stage of testing.

      With respect to IT systems, approximately 80% of ProVantage's critical business systems are currently compliant, approximately 5% of them will be retired and approximately 15% are in the process of being renovated. With respect to non-IT systems, the assessment phase indicated a need for only minor renovation work. For both IT and non-IT systems, the renovation phase currently underway is expected to be completed in the second quarter of fiscal 1999. The testing phase for both IT and non-IT systems is planned to be completed in the third quarter of fiscal 1999.

      As part of its Year 2000 project, ProVantage has initiated communications with all of its vendors and service suppliers to assess their state of Year 2000 readiness. A significant percentage of its high impact vendors have responded in writing to ProVantage's Year 2000 readiness inquiries. ProVantage plans to continue assessment of its third party business partners, including face-to-face meetings with management and/or onsite visits as deemed appropriate. Despite ProVantage's diligence, there can be no guarantee that the systems of other companies which ProVantage relies upon to conduct its day-to-day business will be compliant.

      Costs. ProVantage estimates that it will incur internal and external expenses of $0.6 to $0.8 million in conjunction with the Year 2000 compliance project. These costs will be spread throughout the course of this project.

      Risks. With respect to the risks associated with its IT and non-IT systems, ProVantage believes that the most reasonably likely worst case scenario is that ProVantage will experience a number of minor systems malfunctions and errors in the early days and weeks of the Year 2000 that were not detected during its renovation and testing efforts. ProVantage also believes that these problems will not be overwhelming and will not have a material effect on ProVantage's operations or financial results.

      With respect to the risks associated with third parties, ProVantage believes that the most reasonably likely worst case scenario is that some of ProVantage's vendors will not be compliant. Management also believes that the number of such vendors will have been minimized by ProVantage's program of identifying non-compliant vendors and replacing or jointly developing alternative supply or delivery solutions prior to the Year 2000.

      ProVantage also designs, licenses and sells software products to third parties. While ProVantage has taken steps to ensure the readiness of this software and believes it to be compliant, ProVantage cannot be certain that the software will operate error free, or that ProVantage will not be subject to litigation, whether the software operates error free or not. However, ProVantage believes that based on its efforts to ensure compliance, and the terms and conditions of its software licensing contracts, it is not reasonably likely that ProVantage will be subject to such litigation.

      ProVantage has limited the scope of its risk assessment to those factors which it can reasonably be expected to have an influence upon. For example, ProVantage has made the assumption that government agencies, utility companies and national telecommunications providers will continue to operate. Obviously, the lack of such services could have a material effect on ProVantage's ability to operate, but ProVantage has little, if any, ability to influence such an outcome, or to make alternative arrangements in advance for such services in the event they are unavailable.

      Contingency Plans. ProVantage has recently begun planning preparations to handle the most reasonably likely worst case scenarios described above. ProVantage intends to complete the contingency plans for these scenarios during the second quarter of fiscal 1999. ProVantage believes that this is the appropriate time frame for developing such plans and that efforts prior to that time should be focused on renovation, testing and verification of vendor compliance.

      Year 2000 Readiness Statements. To allow its customers and suppliers an opportunity to assess ProVantage's state of readiness for the Year 2000, ProVantage maintains a Year 2000 web page at www.provantageinc.com. Statements made or contained herein or therein or any past statements made or contained herein or therein are deemed Year 2000 Readiness Statements and are subject to the Year 2000 Information and Readiness Disclosure Act (P.L. 105-271), to the fullest extent permitted by law.

Recent Pronouncements

      In 1997, Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," were issued. Both statements have been adopted by ProVantage. SFAS No. 130 "Reporting Comprehensive Income" requires non-cash changes in stockholders' equity be combined with net income and reported in a new financial statement category entitled "comprehensive income." Currently, ProVantage's only component of comprehensive income is net income. SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information" requires ProVantage to report certain information if specific requirements are met about services, geographic areas of operation and major types of customers. ProVantage provides integrated HBM services to its customers, and these services account for substantially all of ProVantage's net sales. As a result, ProVantage's operations will be reported in one segment.

      In 1998, SFAS No. 132, "Employers' Disclosures about Pensions and other Post-retirement Benefits," and SFAS No. 133, "Accounting for Derivative Investments and Hedging Activities," were issued. SFAS No. 132 was adopted by ProVantage and will have no impact on ProVantage's annual financial statements. SFAS 133 must be adopted by June 15, 1999. ProVantage is currently evaluating the impact of this statement, but it is not anticipated to have a significant impact on ProVantage's annual financial statements.

Inflation

      Inflation has not had a significant effect on the results of operations of ProVantage or its internal and external sources of liquidity.

                                    BUSINESS

Overview

      We are a leading health benefit management company providing pharmacy benefit management ("PBM") and health information technology ("HIT") products and services to our customers. Our goal is to provide knowledge-based products and services that allow our clients to make more informed healthcare decisions, thereby optimizing the quality and minimizing the cost of care. As of January 1999, we provided traditional PBM and vision benefit management ("VBM") services to over 3,500 customers covering approximately 4.5 million PBM lives and approximately 500,000 VBM lives. We have experienced significant growth
since fiscal 1995, increasing revenues from $87.2 million to $    million in
fiscal 1998, representing a compound annual growth rate of    %. Approximately
75% of our growth in covered lives during this period has been generated internally rather than through acquisitions.

      Pharmaceuticals are the fastest growing component of healthcare expenditures and are generally recognized as being the most difficult for payors to control. According to IMS Health, U.S. pharmaceutical expenditures were projected to be $118 billion in 1998 and are expected to grow by a compound annual growth rate of 9.8% during the next five years. We believe this market should provide us with opportunities for substantial growth. We have the ability to integrate medical claim, diagnosis and pharmaceutical data, and to analyze this data with our 7,800 therapeutic expert rules. This ability allows us to help our customers reduce drug-related hospitalization and other medical costs. We believe that this ability significantly differentiates us from our competitors.

      PBMs address the pressing need of health plan sponsors to manage costs and to better understand the effect of pharmaceutical utilization on their membership. Our traditional PBM products and services include plan design, administration of a network of over 50,000 retail pharmacies, electronic point-of-sale claims processing, mail pharmacy services, formulary administration/management, physician profiling and clinical services. However, our products go beyond traditional PBM offerings to include information-based health outcomes products and clinical services. These services give our customers the ability to assess the safety and effectiveness of healthcare practices and to identify the most effective treatment pathways, potentially lowering overall costs.

      Our customers include healthcare payors, self-funded employers, at-risk providers, state and federal agencies and pharmaceutical manufacturers. We believe that our customers are increasingly seeking health management vendors that can help them reduce medical costs by identifying opportunities to improve outcomes. PBMs are in a unique position to fulfill this need, however we believe that few of them are able to organize and analyze payor specific data regarding pharmaceutical utilization and medical encounters. We believe that our ability to integrate patient pharmacy and medical data allows our clients and us to assess overall heath outcomes. We believe this significantly differentiates us from many other companies offering PBM services.

      One of our principal information-based services, which was launched in mid-1998, is our Advanced Therapeutic Intervention program (our "ATI program"). Our ATI program is designed to (i) review a client's pharmaceutical utilization and medical diagnosis, claims and prescription data on an integrated basis,
(ii) identify specific patients who have been prescribed drugs that significantly increase the risk of hospitalization or other adverse medical events due to underlying medical conditions and various co-morbidity factors, and (iii) intervene with the treating physicians to identify significant drug therapy related risks. We believe this program provides a measurable return on investment to our clients. The core of our ATI program is RationalMed, our proprietary clinical outcomes assessment software that analyzes our clients' medical and pharmaceutical data to identify problematic prescribing patterns. Under the direction of our physicians, our staff clinicians review the risk assessments generated by RationalMed, and intervene with the treating physicians. We believe the specific information provided by our ATI program can be used to reduce medical costs and allow us to increase sales to larger and more sophisticated customers.

      In addition to its PBM products and services, we have developed and continue to develop web-enabled HIT products designed to assist in health outcomes management. Certain of these products access our proprietary integrated database of pharmaceutical and medical claims data on over 13 million people, which we believe is one of the largest databases of its kind. In the near future, we intend to broaden our product offering and cross-sell more advanced HIT products to our more sophisticated clients. We believe that we have a competitive advantage over stand-alone healthcare information system ("HCIS") companies because of our PBM relationships with payors, self-funded employers and at-risk providers. We believe that these relationships provide us with access to medical and pharmacy data and thus differentiates us from HCIS companies with more limited data access.

Background

      We are a wholly-owned subsidiary of ShopKo Stores, Inc., a leading specialty discount retailer with pharmacies and optical centers in most of its retail stores. Capitalizing on its expertise in pharmacy operations, in 1993 ShopKo launched ProVantage as a mail service pharmacy. We have grown primarily through internal growth but have also expanded through acquisitions and strategic alliances. In 1995, we acquired Bravell, Inc., a full-service pharmacy claims adjudication company. In 1996, we acquired CareStream Scrip Card and also began to offer VBM services. In 1997, we expanded significantly our clinical expertise and added to our proprietary databases with the acquisition of PharMark.

Industry Overview

      The Healthcare Financing Administration ("HCFA") projects that healthcare expenditures will rise from $1.15 trillion in 1998 to $2.13 trillion by 2007, a compound annual growth rate of 7.1%. The managed care industry in the United States has experienced rapid growth in response to historical increases in healthcare costs. Payors have sought to minimize certain of these expenses by capturing economies of scale, controlling utilization and developing risk sharing strategies. Prescription drug costs represent the fastest growing component of healthcare costs; North American pharmaceutical sales are expected to increase at a compound annual growth rate of 9.8% and to reach approximately $169 billion in the year 2002. The major factors contributing to this trend include: (i) a substantial increase in the number of major new product launches due to a shorter FDA approval cycle, (ii) full drug development pipelines,
(iii) premium prices for new or branded products, (iv) increased R&D expenditures, (v) an aging population, and (vi) increased demand driven by direct-to-consumer advertising.

      In response to increasing demand for pharmaceuticals, health benefit providers, such as payors and employers, have been searching for ways to better understand and control drug costs. PBMs help these health benefit providers to provide a cost effective drug benefit and to better understand the impact of pharmaceutical utilization on total healthcare expenditures.

      In their most basic role as cost savers, PBMs provide access to a network of retail pharmacies which have contractually agreed to provide pharmaceuticals at discounted rates. Pharmaceutical claims are electronically processed by the PBM from the point of sale, providing operating efficiencies. PBMs also secure volume discounts, rebates and other formulary revenues from pharmaceutical manufactures, lowering PBM clients' pharmaceutical costs. PBMs also seek to influence behavior patterns by encouraging the substitution of generic products for more costly branded alternatives and by developing and managing formularies (lists of approved drugs available to health plan participants). Basic or standard drug utilization review ("DUR") programs identify a limited number of problematic prescribing patterns.

      These cost reduction strategies have become widely utilized in the healthcare industry in recent years, however, and payors are now seeking a more sophisticated approach to pharmaceutical expenditures which incorporates a focus on the quality and efficiency of care as opposed to solely on cost cutting. Rather than viewing pharmaceutical expenditures as discrete cost items, payors are beginning to seek an understanding of the effect that pharmaceutical treatment has on overall healthcare costs and patient care.

      We believe that prospective customers are increasingly selecting PBMs based on their ability to identify both favorable and harmful prescribing patterns and to selectively intervene with physicians and patients to provide information resulting in improved healthcare outcomes and significantly lower costs. PBMs with the ability to access and derive meaningful conclusions from medical, pharmaceutical and diagnostic information will be competitively advantaged. While both payors and providers are intently focused on disease management, many do not have the scale, expertise and/or resources to internally develop the data warehouse, decision support tools and clinical therapeutic capabilities necessary to effectively manage overall healthcare outcomes. Therefore, we believe that there is a substantial opportunity for organizations capable of providing information technology based solutions to this market.

Strategy

Overview

      Our goal is to be the leading third-party supplier of health outcomes products and services to payors and providers. To accomplish this goal, we intend to (i) continue to grow our PBM and expand our client base, (ii) lead in the development of next generation health outcomes management products and services, and (iii) selectively pursue acquisitions or alliances with other companies that help us achieve our goal.

      Grow PBM. We intend to aggressively grow our PBM business by adding covered lives and continuing to expand the breadth of our product offerings. We have built a leading franchise in the small group market based on our ability to provide individually tailored products to fit the unique needs of its clients. We believe that we are able to provide these customers with a level of flexibility in benefit design not offered by our competitors. Additionally, we have focused intensively on service, quality and responsiveness and we believe that our clients value this difference.

      In the past, our primary market for PBM services has been the small group market. While the small group market remains a major focus, we believe that the mid-sized market offers a substantial growth opportunity. As part of our efforts to penetrate this market, we began to build a comprehensive marketing program that addresses the needs of larger clients. We believe that we are well positioned to serve these larger and generally more sophisticated customers which are often looking for partners who can provide them with health outcomes information that enables them to reduce costs. Our sales efforts to this market are designed to demonstrate that our advanced clinical products and services go beyond those offered by our competitors by enabling our clients to (i) meaningfully reduce overall healthcare costs, not just pharmacy costs, (ii) quantify cost savings, and (iii) improve health outcomes. These products and services include our ATI programs, therapeutic and disease management programs, and a variety of information-based consultative services including physician profiling and formulary design. The basis for many of our advanced, clinical products and services is our proprietary database of integrated pharmaceutical and medical claims data on over 13 million people. Since 1997, our marketing efforts to more sophisticated clients (both small and mid-sized) have resulted in the addition of new clients representing a commitment of over one million lives, including Wausau Insurance, Security Health Plan, Snap-On Tools and American National Insurance.

      In addition to attracting a larger client base, we intend to leverage our relationships and clinical expertise in managing pharmaceutical benefits to market a broader array of products. These products can be sold alone or in bundled form, based on our client's needs. We plan to use our more sophisticated clinical services to gain access to new customers which might not be looking to make a change in their vendor arrangement for traditional PBM services. Once we have established a relationship with a client and demonstrated our capabilities, we believe that we have the opportunity to cross-sell additional offerings to the customer. Furthermore, we believe that sales of our more advanced, clinically focused products can help mitigate margin pressure currently being experienced in traditional PBM services and result in an improved pricing dynamic.

      Develop Outcomes Management Products. We have leveraged our information-based clinical expertise in managing pharmaceutical benefits to develop HIT products which focus on the broader goal of analyzing various factors which influence total health outcomes. These products provide analytical tools which we believe are valuable to payors, pharmaceutical manufacturers and physicians. These products benefit from algorithms developed through analyzing millions of patient-years of health claims in our proprietary database. We believe that this gives us a strong platform on which to build a reputation as a company with knowledge-based products capable of identifying clinical practices that reduce costs and improve the quality of healthcare.

      Pursue Acquisitions and Alliances. We intend to selectively pursue acquisitions or alliances with companies that either provide us with the opportunity to realize additional scale benefits in our PBM or augment our advanced clinical and HIT capabilities. During the past five years, we have acquired four companies, each of which has added either critical mass to our PBM business or a new core competency which we can offer to our clients. For example, in 1997 we acquired PharMark, which had sophisticated software tools and a large proprietary database. PharMark's database has served as the springboard for marketing a number of HIT-based products to payors and pharmaceutical manufacturers.

      In addition to acquisitions, alliances are likely to be a critical component of our strategy to expand our HIT capabilities. For example, in a joint venture with our largest PBM client, American Medical Security, Inc., we have acquired a minority interest in ThinkMed, LLC, a developer of medical decision support software. ThinkMed's software identifies and categorizes high risk patients for case management. We are currently exploring methods of integrating ThinkMed software into our current product offerings. These types of alliances allow us to gain access to new technology and data without committing the level of financial and management resources associated with a major acquisition.

Products and Services

      We provide prescription and vision benefit management services and healthcare information-based products and clinical services. We believe that our PBM services, in combination with our information-based health outcomes products and services, result in a highly differentiated product offering with the potential to assess the effectiveness of healthcare services, identify ways of improving health outcomes, and lower pharmaceutical and, more importantly, overall medical costs.

Healthcare Benefit Management Services

      We provide high quality, cost efficient PBM services to health plan sponsors. As of January 1999, we provided PBM services to approximately 4.5 million lives and VBM services to approximately 500,000 lives through more than 3,500 customers. Our core client base has historically been small to mid-size employers, insurance companies, TPAs, health maintenance organizations ("HMOs") and self-funded healthcare plan sponsors. We increasingly are marketing our PBM services to larger organizations based on our advanced clinical and information-based products and services.

      PBM Services. Our PBM services include national retail pharmacy network administration, claims adjudication services, mail pharmacy service, formulary development and management and benefit plan design consultation. We manage a network of over 50,000 retail pharmacies to provide prescription drugs to health plan members. We contract with these pharmacies to fill prescriptions at predetermined, negotiated rates, which are significantly more favorable than typical retail prices, in exchange for designating them as network pharmacies. Health plan members can fill prescriptions at a network pharmacy in all 50 states, Puerto Rico and the Virgin Islands. We use on-line point-of-sale electronic claims processing with our pharmacies for swift adjudication of pharmacy claims. When a member presents his or her identification card at any one of our network pharmacies, the pharmacist sends encrypted information electronically to us for processing. Before the prescription is filled, we provide the pharmacist all pertinent member, health plan and payment information necessary to fill the prescription. Such information includes an analysis of whether the member is eligible for benefits, what prescription benefits the member's health plan has selected, what the member's co-payment obligation is, what the pharmacy can expect to receive as reimbursement for its services, and a medication profile with information to warn the pharmacist of possible interactions, including drug-drug, drug-food, drug-age, and drug-pregnancy interactions. We are compensated for PBM services through processing fees, clinical service fees, and formulary administration fees. In addition, various ancillary and information management fees may be charged.

      Our mail service pharmacy offers health plans and their members a cost effective way to receive maintenance prescription drugs to treat chronic illnesses. Members mail their prescriptions, which typically provide for up to a three month supply, to our mail service pharmacy, where we process and mail their prescriptions, typically within two business days of receipt. Our mail service pharmacy helps control prescription costs for health plan sponsors by buying drugs at volume discounts and dispensing generic drug products when appropriate. Our mail service pharmacy helps control overall healthcare costs with compliance programs such as calling the members when they neglect to refill important prescriptions. Our highly automated mail service pharmacy, located in Green Bay, Wisconsin, dispenses and mails approximately 65,000 prescriptions per month. Currently customers representing approximately 50% of our covered lives contract with us for access to pharmaceuticals through both our retail pharmacy network and our mail service pharmacy. In addition to our profits from the sale of the pharmaceuticals themselves, we are compensated for providing our mail service pharmacy program by charging our clients a fee per prescription order.

      Our ATI program is one of the key differentiating features of our PBM services. We began providing this service in mid-1998. We believe that a significant amount of in-patient medical costs are induced by inappropriate prescription drug therapy. Although most PBMs utilize traditional DUR programs to reduce drug-induced adverse effects caused by drug-on-drug conflicts, duplication of prescriptions and similar problems, these programs are of limited effectiveness because they are administered without reference to a patient's specific medical profile and consequently must assume the lowest drug tolerance for each patient. We believe that as a result, pharmacists typically receive numerous DUR warnings per day, many of which are not applicable to any given patient and are often ignored.

      Our ATI program analyzes the prescription drug and medical encounter data of each of our participating clients. Using our proprietary RationalMed software, this data is analyzed to identify specific patients who have been prescribed drugs that significantly increase the patient's risk of hospitalization due to the underlying medical condition and co-morbidity factors. A clinical pharmacist reviews the results and determines those patients for whom intervention is appropriate. Our clinical staff, under the direction of our physicians, intervenes by issuing alerts for these patients to the treating physicians. These alerts inform the treating physicians of the medical condition, prescribing pattern or other factors that create the increased hospitalization risk. We are compensated for ATI program services through any combination of a fixed fee, per member per month fees, or through a percentage-of-savings sharing program. Three clients, representing approximately 690,000 covered lives, have been enrolled in our ATI program since August 1998.

      Our PBM services also include plan design consultation intended to reduce drug costs while promoting clinically appropriate drug use. The most common plan design features we offer are co-pay options, incentives for substituting generic for branded drugs, limitations of the number of days per prescription and requirements that maintenance drugs be filled by the mail service pharmacy. We assign an account executive to work closely with each customer to determine the appropriate plan design features based on the customer's specific benefit requirements.

      We also offer and manage formularies for clients. Our formulary is a list of drugs which are reviewed for safety and efficacy using our proprietary DOC Formulary analytical tool. Formularies reduce costs through generic substitution, therapeutic substitution and other techniques. Formulary compliance can be encouraged by plan design features, including tiered co-payments and prescriber education programs.

      Working with clients and the pharmaceutical industry, we have been able to conduct many disease management initiatives that support patient education and self-management of specific diseases. Through these efforts, we are able to implement treatment protocols that result in improved overall health and a reduced need for unnecessary treatments.

      VBM Services. We provide benefit management services to client plan sponsors offering vision benefits. As of January 1999, the VBM covered approximately 550,000 lives through a national network of approximately 4,500 retail optical chains and private ophthalmologists, optometrists and opticians. Unlike the PBM, the VBM offers self-insured as well as fully insured products. The self-insured products we offer are similar to our PBM product and service offering. The insured products are sold by licensed independent and employee sales agents and are underwritten by a licensed insurance company, a subsidiary of American International Group ("AIG"). Our arrangement with AIG requires us to market the insurer's vision products and to perform various administrative services, such as maintenance of eligibility records, network maintenance, and claims processing. AIG underwrites all insured contracts and provides other insurance-related services such as actuarial review. In consideration for our services, we receive administrative fees and have the potential for profit sharing based on favorable loss ratios. In consideration of AIG's insurance services AIG receives the entire premium amount collected, from which they pay claims and all other expenses.

Healthcare Information Technology Products and Services

      We believe that one of our primary differentiating factors from a traditional PBM provider is our ability to measure health outcomes, thereby assisting in the management of medical and pharmaceutical costs. Our healthcare information technology allows us to add value to our PBM services. We have gained a core competency in developing, maintaining, and analyzing large repositories of integrated pharmaceutical and health claims information. This was demonstrated by our development of a database containing integrated claims data on over 5 million patients in the United Kingdom. We developed and maintained this database, which contained millions of patient-years of data, as a consultant for a major pharmaceutical manufacturer.

      We have acquired or developed a number of healthcare information products and services over the last several years. These products include RationalMed, ProVQuery, ProVMed, and ProVCOR. The following table sets forth certain information with respect to our principal healthcare information technology products as of January 1999:


                                                          Number
  Product/                                      Product     of     Number of Lives
  Service      Target Market                    Rollout   Clients    in Database
  -----------  ------------------------------- ---------- -------  ---------------
  RationalMed  PBMs, Health Insurers and State    1993       14(1)   13 million
               and Federal Agencies
  ProVQuery    PBMs and PBM Clients               1998        6        770,000(2)
  ProVMed      Health Insurers and Payors      Early 1999     1(3)     600,000(3)
  ProVCOR      Pharmaceutical Manufacturers       1999      --           --

 --------
 (1) RationalMed users, excluding ProVantage.

 (2) In addition to customers which have contracted for ProVQuery, ProVantage uses the product to support all of its PBM clients.

 (3) The beta site customer.

      RationalMed. RationalMed is our proprietary clinical outcomes assessment software that integrates the clients' medical claim, diagnosis, and pharmaceutical data to identify problematic prescribing patterns and quantify the resulting increased risk of patient hospitalization or other adverse medical events. RationalMed uses therapeutic criteria for disease categories and over 7,800 therapeutic expert rules that are based on medical research to analyze the integrated medical data for drug-drug, drug-disease, over- and under-utilization, duplication and duration conflicts. The physician can therefore determine whether treating the condition is worth this added risk. In addition, by comparing historical data on the percentage of compromised patients who were hospitalized the previous year to the percentage in the intervention year, RationalMed is able to quantify both the reduction in drug and medical costs and in drug-therapy related hospitalizations, thereby validating the return on the product. RationalMed won the Smithsonian Award for Information Technology in Medicine in 1995.

      Our target market for RationalMed is PBMs, health insurers and state and federal agencies. RationalMed was first marketed in 1993 on a license basis and is currently used in ten states for their Medicaid programs and for other customers, representing approximately 13 million covered lives.

      ProVQuery. ProVQuery is a web-enabled pharmaceutical decision support software system. The system provides clients with desk-top access to their prescription claims detail for profiling, national comparisons, drug category breakdown and demographic analyses. This information is provided in user-friendly pre-designed graphs and reports. Customers' data is loaded into our centralized data warehouse. The central warehouse currently contains prescription claims detail on virtually all of our 4.5 million PBM lives.

      Users have access to prescription claims detail for profiling, comparison to normative data, drug category breakdowns and demographic analyses, complete with pre-designed graphs and reports. With access to our national data, clients can compare their experience to true normative data to better determine where plan changes are necessary and are most likely to have the greatest impact. The information is provided through user-friendly, Windows-based interfaces. For patient confidentiality reasons, all identifiers of patients are removed prior to loading the data into the ProVQuery system. Our target market for ProVQuery is our PBM clients, and this product is often packaged with our traditional PBM services and ATI program in client proposals. We currently provide ProVQuery to five clients representing approximately 770,000 covered lives. In addition, in January 1999 Systems Xcellence USA, Inc. purchased three ProVQuery licenses for resale to end users. We offer ProVQuery on the basis of an upfront license fee with annual service fee or on a per-claim basis.

      ProVMed. ProVMed is our enterprise-wide healthcare data warehousing solution. ProVMed is an administrative, financial and clinical decision support tool that provides direct and easy access to enterprise-wide data contained in disparate information systems. Our IBM SP2 technology and Oracle databases give quick and easy access to all pertinent information. It offers organized workbenches and hundreds of standard queries. As with ProVQuery, a client provides us with its data, which is loaded into our centralized data warehouse. The client then has access to its own data as well as other data for comparison purposes.

      ProVMed gives clients the ability to access their medical and pharmaceutical data as well as to view that data relative to national norms. For example, ProVMed will enable users to quickly access databases to identify physicians and healthcare providers performing outside the norm, or patients that are candidates for case management with a view to managing and lowering costs. This information can be used to support plan benefit design changes, restrict or encourage protocol usage, perform provider profiling, enhance provider contracting and adjust product pricing decisions throughout an organization.

      ProVMed was developed as a joint venture with American Medical Security, Inc. ("AMS"), one of our principal PBM clients. We own 80% of this joint venture. AMS is currently our only subscriber to ProVMed. We believe the principal market for this product will be large insurance companies, and we intend to offer the product on the basis of an up-front license fee and an annual service fee.

      ProVCOR. ProVCOR is a healthcare decision support product currently under development. ProVCOR is designed to help study the effects of pharmaceutical and clinical interventions on healthcare outcomes in specific disease areas. It is also being designed to offer disease-specific "datamarts," which can be accessed by the customer to create or support disease management programs. It is intended to be an analytical tool to support drug purchasing and dispensing, disease treatment protocol design and cost assessment, and intervention outcomes analysis. We intend to market ProVCOR principally to pharmaceutical manufacturers. We expect to commence marketing of ProVCOR in 1999, offering it on the basis of an up-front license fee with an annual service fee.

Acquisitions

      Beyond internal growth, we intend to selectively pursue the acquisition of companies that either increase the size of our PBM business or augment our advanced clinical and HIT capabilities. We have extensive experience in identifying acquisition candidates, completing acquisitions and integrating acquired companies into our infrastructure. Since 1994, we have acquired and integrated four companies.


  Company                       Date         Strategic Purpose
  ----------------------------  ------------ ------------------------------------------------
  Bravell, Inc.                 January 1995 To acquire a retail pharmacy network and claims processing capability
  Vision Program and Related    April 1996   To offer vision benefit management services
   Assets of the United
   Wisconsin Insurance Company
  CareStream Scrip Card         July 1996    To grow core PBM business
  PharMark                      August 1997  To acquire healthcare information products and obtain millions of patient-years of health
                                             claims data


Sales and Marketing

      We market our PBM services on the basis of our high quality customer service, our advanced clinical capabilities (including our ATI program) and our healthcare information products. We have a nationwide sales force of 12 regional sales managers and one director.

      Sales of our healthcare information products tend to require marketing support by our senior executives and approval at senior levels in a client's organization and tend to have a long sales cycle. Our sales strategy in these circumstances is to differentiate ourselves with these products and then to cross-sell our traditional PBM and other services to HIT customers.

      We have sales offices in Charlotte, North Carolina; Atlanta, Georgia; Dallas, Texas; Omaha, Nebraska; Salt Lake City, Utah; Chicago, Illinois; Scottsdale, Arizona; Arlington, Virginia; Green Bay, Wisconsin; and Milwaukee, Wisconsin. We also use a national network of independent agents and brokers who market our products. For certain healthcare information products, we may in the future use strategic partners or other distribution channels for product marketing.

Clients

      We currently provide HBM services for over 3,500 health benefit plan customers, covering over 5.0 million plan members enrolled in our programs. Our HBM client base is comprised of health maintenance organizations, third party administrators, insurance companies and self-funded healthcare plan sponsors and government agencies. Our ten largest customers accounted for approximately 37.1% of our revenues in fiscal 1997 and approximately 34.9% of our revenues in the 39 weeks ended October 31, 1998. In addition, one of those ten customers, American Medical Security, Inc., accounted for approximately 13.6% of our revenues in fiscal 1995, 17.9% of our revenues in fiscal 1996, 11.7% of our revenues in fiscal 1997, and 11.1% of our revenues for the 39 weeks ended October 31, 1998. Our HIT clients include federal and state agencies, third party administrators, health maintenance organizations, insurance companies and pharmaceutical manufacturers. Ten states currently use our HIT technology for the operation of their state Medicaid programs.

Competition

      We face direct competition in both the PBM and VBM businesses. The PBM industry is relatively consolidated and dominated by large companies with significant resources. Many of the large PBMs are owned by large companies, including pharmaceutical manufacturers, which can provide them with significant purchasing power and other advantages which we do not have. Competitors in this industry include other PBMs, drug retailers, physician practice management companies, and insurance companies/HMOs. Our six primary competitors for PBM customers are PCS Health Systems, Inc. (a subsidiary of Rite-Aid Corp.), Merck-Medco Managed Care, Inc. (a subsidiary of Merck & Co., Inc.), Express Scripts, Inc., Caremark International, Inc. (a subsidiary of MedPartners, Inc.), Advance Paradigm, Inc. and Diversified Pharmaceutical Services, Inc. (a subsidiary of SmithKline Beecham). PBMs compete primarily on the basis of price, service, reporting capabilities and clinical services. The primary competitor for VBM services is Vision Service Plan, which is the largest VBM provider in the nation. VBMs compete principally on the basis of size and scope of network, service and price. In most cases, the competitors listed above are large, profitable and well-established companies with substantially greater financial and marketing resources than us.

      Our competitive strengths include the ability to help customers lower hospitalization and other medical costs, its reputation for client service, its database of 13 million lives of integrated medical and pharmaceutical data, the use of cutting-edge technology, and clinical capabilities that leverage our database and technology strengths. We believe that PBMs which are unaffiliated with pharmaceutical manufacturers will be in a competitively advantaged position; due to our independence, we are able to use our products and an independent pharmacy and therapeutics committee to ensure that decisions are primarily based on drug efficacy rather than on economics alone.

Suppliers

      We have a large number of suppliers for goods and services. However, only a few are significant in terms of sustaining our daily business. McKesson HBOC, Inc. is our current wholesaler of pharmaceuticals for our mail service pharmacy. International Business Machines Corporation, Oracle Corporation and MicroStrategy Incorporated provide key computer systems that we use to manage our internal databases and decision support tools. Commencing in 2000, we plan to use the claims processing programs of Systems Xcellence USA, Inc. to process pharmacy claims in the retail network.

Government Regulation

      Our business is subject to extensive federal and state laws and regulations including:

Regulation of Prescription and Vision Benefit Management Services

      Various forms of legislation and government regulations affect or could affect providers of prescription and vision benefit management services. Among the most prominent forms of such regulation are the following:

      Open Network Legislation. Numerous states have adopted "any willing provider" legislation, which requires pharmacy network sponsors to admit for network participation any retail pharmacy willing to meet a healthcare plan's price and other terms. We have not been materially affected by these statutes because it administers a network of almost 50,000 retail pharmacies and will admit any qualified, licensed pharmacy that agrees to comply with the terms of its plans.

      Anti-Remuneration Legislation. "Anti-kickback" statutes at the federal and state level prohibit an entity from paying or receiving any remuneration to induce the referral of healthcare plan beneficiaries or the purchase of items or services for which payment may be made under such healthcare plans. Additionally, most states have consumer protection laws that have been the basis for investigations and multi-state settlements relating to financial incentives provided by pharmaceutical manufacturers to retail pharmacies in connection with pharmaceutical switching programs. At the federal level, such regulations pertain to beneficiaries of Medicare, Medicaid or other federally-funded healthcare programs. State regulations typically pertain to beneficiaries of any healthcare plan. Under the federal regulations, safe harbors exist for certain properly disclosed payments made by vendors to group purchasing organizations. To our knowledge, these anti-kickback laws have not been applied to prohibit PBMs from receiving amounts from pharmaceutical manufacturers in connection with pharmaceutical purchasing and formulary management programs, to therapeutic substitution programs conducted by independent PBMs, or to the contractual relationships such as those we have with certain of our customers.

      Some states have enacted legislation that prohibits the plan sponsor from implementing certain restrictive design features, and many states have introduced legislation to regulate various aspects of managed care plans, including provisions relating to the pharmacy benefit. For example, some states provide that members of the plan may not be required to use network providers, but must instead be provided with benefits even if they choose to use non-network providers ("freedom of choice" legislation). Other states have enacted legislation purporting to prohibit the health plan from offering members financial incentives for use of mail order pharmacies. Legislation has been introduced in some states to prohibit or restrict therapeutic substitution, or to require coverage of all FDA approved drugs. Other states mandate coverage of certain benefits or conditions. Such legislation does not generally apply to us, but it may apply to certain of our customers (HMOs and health insurers). If such legislation were to become widespread and broad in scope, it could have the effect of limiting the economic benefits achievable through pharmacy benefit management.

      Consumer Protection Legislation. Most states have consumer protection laws that have been the basis for investigations and multi-state settlements relating to financial incentives provided by drug manufacturers to retail pharmacies in connection with drug switching programs. In addition, pursuant to a settlement agreement entered into with seventeen states on October 25, 1995, Merck Medco Managed Care, Inc. ("Medco"), the PBM subsidiary of pharmaceutical manufacturer Merck & Co., agreed to have pharmacists affiliated with Medco mail service pharmacies disclose to physicians and patients the financial relationships between Merck, Medco, and the mail service pharmacy when such pharmacists contact physicians seeking to change a prescription from one drug to another. We believe that its contractual relationships with drug manufacturers and retail pharmacies do not include the features that were viewed by enforcement authorities as problematic in these settlement agreements. However, no assurance can be given that we will not be subject to scrutiny or challenge under one or more of these laws.

      Legislation Affecting Drug Prices. Some states have adopted legislation providing that a pharmacy participating in the state Medicaid program must give the state the best price that the pharmacy makes available to any third party plan ("most favored nation" legislation). Such legislation may adversely affect our ability to negotiate discounts in the future from network pharmacies. Other states have enacted "unitary pricing" legislation, which mandates that all wholesale purchasers of drugs within the state be given access to the same discounts and incentives.

      Professional Licensure Regulations. All states regulate the practice of medicine and the practice of nursing. We do not believe its clinical counseling or disease management activities constitute either the practice of medicine or the practice of nursing. However, there can be no assurance that a regulatory agency in one or more states may not assert a contrary position, and there is no controlling legal precedent for services of this kind.

      Comprehensive PBM Legislation. Although no state or the federal government has passed legislation regulating PBM activities in a comprehensive manner, such legislation has been introduced on several occasions. Such legislation, if enacted in any state in which we have a significant concentration of business or if enacted by the federal government, could adversely impact our operations.

Regulation of Mail Service Pharmacy

      Licensure. Our mail service pharmacy is duly licensed and in good standing, in accordance with the laws and regulations of the State of Wisconsin.

      Other Regulation. Many of the states into which we deliver pharmaceuticals have laws and regulations that require out-of-state mail service pharmacies to register with the board of pharmacy or similar regulatory body in the state. These states generally permit the mail service pharmacy to follow the laws of the state within which the mail service pharmacy is located. We have registered in every state in which, to our knowledge, such registration is required. In addition, various pharmacy associations and boards of pharmacy have promoted enactment of laws and regulations directed at restricting or prohibiting the operation of out-of-state mail service pharmacies by, among other things, requiring compliance with all laws of certain states into which the mail service pharmacy dispenses medications whether or not those laws conflict with the laws of the state in which the pharmacy is located. To the extent such laws or regulations are found to be applicable to us, we would be required to comply with them. Other statutes and regulations impact our mail service operations. Federal statutes and regulations govern the labeling, packaging, advertising and adulteration of prescription drugs and the dispensing of controlled substances. The Federal Trade Commission requires mail order sellers of goods generally to engage in truthful advertising, to stock a reasonable supply of the product to be sold, to fill mail orders within thirty days, and to provide customers with refunds when appropriate. The United States Postal Service has statutory authority to restrict the transmission of drugs and medicines through the mail to a degree that could have an adverse effect on our mail service operations. The United States Postal Service has exercised such statutory authority only with respect to controlled substances. Alternative means of delivery are available to us.

Other Governmental Regulation

      Licensure/Registration Requirements. Many states have licensure or registration laws governing certain types of ancillary healthcare organizations, including Preferred Provider Organizations, Third Party Administrators and Utilization Review Organizations. These laws differ significantly from state to state, and the application of such laws to the activities of pharmacy benefit managers is often unclear. We have registered under such laws in those states in which we have concluded such registration is required.

      Privacy and Confidentiality Legislation. Most of our activities involve the receipt or use by us of confidential, medical information concerning individual members, including the transfer of the confidential information to the member's health benefit plan. In addition, we use aggregated (anonymized) data for research and analysis purposes. Legislation has been proposed at the federal level and in several states to restrict the use and disclosure of confidential medical information. To date, no such legislation has been enacted that adversely impacts our ability to provide its services, but there can be no assurance that federal or state governments will not enact legislation, impose restrictions or adopt interpretations of existing laws that could have a material adverse effect on our operations.

      Applicability of Insurance Laws. The prescription pharmaceutical plans currently offered or administered by us are on a fee-for-service basis, and are therefore not generally subject to state insurance laws. The insured vision benefit plans administered by us are underwritten by an unaffiliated licensed insurer, and we believe it is in material compliance with all applicable insurance laws.

      ERISA Preemption. Many of the state laws described above may be preempted in whole or in part by ERISA, which provides for comprehensive federal regulation of employee benefit plans. However, the scope of ERISA preemption is uncertain and is subject to conflicting court rulings, and in any event we provide services to certain customers, such as governmental entities, that are not subject to the preemption provisions of ERISA. Other state laws may be invalid in whole or in part as an unconstitutional attempt by a state to regulate interstate commerce, but the outcome of challenges to these laws on this basis is uncertain. Accordingly, compliance with state laws and regulations is a significant operational requirement for us.

      Future Legislative Initiatives. Legislative and regulatory initiatives pertaining to such healthcare related issues as reimbursement policies, payment practices, therapeutic substitution programs, and other healthcare cost containment issues are frequently introduced at both the state and federal level. We are unable to predict accurately whether or when legislation may be enacted or regulations may be adopted relating to our health services operations or what the effect of such legislation or regulations may be.

      Substantial Compliance. Our management believes that we are in substantial compliance with, or is in the process of complying with, all existing statutes and regulations material to the operation of our health services business and, to date, no state or federal agency has taken enforcement action against us for any material non-compliance, and to our knowledge, no such enforcement against us is presently contemplated.

Facilities

      We operate a number of leased locations:


  Use                                  Location              Sq. Ft. of Building Space
  ------------------------------------ --------------------- -------------------------
  PBM/VBM Claims Processing/
   Administrative Office               Brookfield, Wisconsin          14,100
  PBM/VBM Claims Processing/
   Administrative Office Annex         Elm Grove, Wisconsin           15,700
  Regional Office                      Salt Lake City, Utah            1,250
  Regional Office                      Dallas, Texas                     500
  Mail Service                         Green Bay, Wisconsin           10,000
  ProVMed Offices                      Green Bay, Wisconsin            7,200
  PharMark Offices                     Arlington, Virginia            15,500


      In addition, construction is underway on a new 60,000 square foot corporate headquarters for us in Pewaukee, Wisconsin to replace the Elm Grove and Brookfield facilities. This facility will be owned by ShopKo and leased to us. This new building is expected to be available for occupancy in the Summer of 1999.

Legal Proceedings

      We are involved in various legal proceedings incidental to the conduct of its business. While there can be no assurance, we do not expect that any such proceedings will have a material adverse effect on us.

Employees

      As of October 31, 1998, we employed 387 people, 25 of whom are licensed pharmacists and two of whom are physicians. In the opinion of management, we have good relations with our employees.

Other

      ShopKo provides us with certain administrative assistance in accounting, finance, human resources, facilities management, and information services. Costs for these services are allocated to us proportionately. We believe that over time we will become less reliant on ShopKo to provide these services. However, for the foreseeable future, we expect to continue to utilize these services. See "Relationship With ShopKo" and "Certain Transactions."

                                   MANAGEMENT

Directors and Executive Officers

      The following table sets forth certain information with respect to our director and executive officers as of January 31, 1999 and those individuals who will be appointed to our Board of Directors prior to or concurrently with completion of the offering. In addition, after the completion of the offering, we will add two independent directors, who are unaffiliated with ShopKo, to our Board of Directors.

     Name                       Age Position
     -------------------------- --- -------------------------------------------
     Dale P. Kramer............  59 Chairman of the Board
     Jeffrey A. Jones..........  52 President and Chief Executive Officer and a
                                     Director
     George M. Barlow..........  52 Senior Vice President, Healthcare
                                     Information Technology
     Joseph A. Coffini.........  51 Senior Vice President, Business Development
                                     and Marketing
     Peter F. Hoffman, M.D.....  54 Senior Vice President and Chief Medical
                                     Officer
                                    Vice President and Chief Information
     Thomas J. Knapp...........  48  Officer
     Glen C. Laschober.........  48 Executive Vice President, HBM
     Jeffrey C. Girard.........  51 Director
     William J. Podany.........  52 Director
     Gregory H. Wolf...........  42 Director

      Our directors are elected at the annual stockholders' meeting and serve until their successors are duly elected and qualified or until their earlier resignation or removal. The terms of directors are staggered, with Messrs.
             ,                 , and                    serving terms expiring
in 2000, Messrs.              ,                 , and
serving terms expiring in 2001, and Messrs.              ,                 ,
and                    serving terms expiring in 2002. Executive officers are
appointed by and serve at the discretion of the Board of Directors.

      Mr. Kramer is currently our sole director. We will expand our Board of Directors prior to or concurrently with the completion of the offering, adding Messrs. Jones, Girard, Podany and Wolf.

      Dale P. Kramer, RPh, has served as our director and Chairman of the Board since January 1998; a director and Chairman of the Board of our various affiliates and predecessors in interest since 1993; a director of ShopKo since August 1991; Chairman of the Board of ShopKo since July 1997; and President and Chief Executive Officer of ShopKo since February 1991. From April 1983 to February 1991, he served as ShopKo's Executive Vice President, and from February 1986 to February 1991, he served as its Executive Vice President and Chief Operating Officer. Mr. Kramer has been employed by ShopKo in various other positions since 1971.

      Jeffrey A. Jones has served as our Executive Vice President and Chief Operating Officer since November 1997. He will be named as our President and Chief Executive Officer and will join our Board of Directors prior to or upon completion of the offering. Mr. Jones was Senior Vice President and Chief Financial Officer of ShopKo from November 1993 until August 1998. Mr. Jones had 11 years of executive and chief financial officer experience and 11 years of experience with Arthur Andersen & Co. Mr. Jones is a director of Pharmacy Care Management Association and Boys and Girls Club of Green Bay.

      George M. Barlow has served as our Senior Vice President, Healthcare Information Technology since January 1999. He served as the Vice President, General Manager of ProVMed from December 1997 to January 1999. From 1995 to 1997, Mr. Barlow was Senior Director of Corporate Marketing with HealthVision, Inc. He was the President of Distributed Micro Systems, Inc. from 1980 to 1995.

      Joseph A. Coffini, RPh, has served as our Senior Vice President, Business Development and Marketing since January 1999. He served as our Vice President, Managed Care Services from November 1994 to January 1999. From February 1993 to November 1994, he held the position of Director of Managed Care. Prior to joining us, Mr. Coffini had 26 years of experience in the pharmaceutical healthcare industry with Geriatric and Medical Companies, Inc., last serving as Pharmacy Division President from 1990 to 1993, and Thrift Drug Company, Inc., last serving as National Sales Manager of Third Party Programs from 1986 to 1990.

      Peter F. Hoffman, M.D., PhD, has served as our Senior Vice President and the Chief Medical Officer since January 1999. He served as the Vice President and the Chief Medical Officer of PharMark from January 1998 to January 1999. From June 1996 to January 1998, Dr. Hoffman was the Chief Medical Officer of Wang Healthcare Information Systems, an electronic medical records company. From 1966 until his retirement in 1996, Dr. Hoffman served as a Medical Corps Officer in the United States Air Force. He commanded a wide range of medical treatment facilities, served as the Command Surgeon of three commands and was the Director of Programs and Resources in the Office of the Surgeon General of the Air Force. He retired as a Brigadier General.

      Thomas J. Knapp has served as our Vice President and the Chief Information Officer since June 1997. From January 1993 to June 1997, Mr. Knapp served as Vice President--Chief Information Officer at United Wisconsin Services, Inc./Blue Cross & Blue Shield United of Wisconsin. From July 1988 to January 1993, he served as Senior Manager of the information technology consulting practice of Deloitte & Touche LLP.

      Glen C. Laschober has served as our Executive Vice President and the Chief Operating Officer of our PBM and VBM operations since he joined us in March 1997. From 1989 to 1997, Mr. Laschober was with Caremark International, Inc., where his most recent position was Vice President and General Manger of Caremark's prescription service division. Mr. Laschober also served in senior management positions at the NutraSweet and GD Searle divisions of Monsanto Company.

      Jeffrey C. Girard has served as a director of ShopKo since June 1991. Mr. Girard is the President of Girard & Co. of Minneapolis, Minnesota, a private consulting company, and an Adjunct Professor at the Carlson School of Management, University of Minnesota. He served as the Executive Vice President and Chief Financial Officer of Supervalu, Inc. from October 1992 to July 1997 and, prior thereto, held the positions of Executive Vice President, Chief Financial Officer and Treasurer of Supermarkets General Holdings Corporation and Senior Vice President and Chief Financial Officer of Supervalu, Inc.

      William J. Podany has served as a director of ShopKo since July 1997 and as President and Chief Operating Officer of ShopKo's retail stores division since November 1997. From November 1994 to November 1997, he held the position of Chief Operating Officer/Executive Vice President of ShopKo's retail stores division. From 1992 to 1994, Mr. Podany was Executive Vice President-- Merchandise of Carter Hawley Hale, a federation of four department store chains. He has held senior merchandising executive officer positions with Allied Stores, May Department Stores and Carter Hawley Hale since 1978.

      Gregory H. Wolf has been a director of ShopKo since November 1998. He has been an officer of Humana, Inc. since October 1995, having first served as Senior Vice President of Sales and Marketing; as Chief Operating Officer from July 1996 to September 1996; President from September 1996 through November 1997; and President, Chief Executive Officer and Director since December 1997. Humana, Inc. provides managed healthcare products and services through the operation of health maintenance organizations and preferred provider organizations. Prior to joining Humana, Mr. Wolf had been employed by EMPHESYS Financial Group, Inc. and its affiliates since 1998 where he most recently served as President. In October 1995, EMPHESYS was acquired by Humana. Mr. Wolf is also a director of National City Bank of Kentucky, Humana, Inc., Boys and Girls Club of Green Bay, Greater Louisville, Inc. and the Louisville Downtown Development Corporation.

Committees of the Board of Directors

      After the offering, the Board of Directors will establish three standing committees: an Audit Committee, a Compensation Committee and an Executive Committee.

      The functions of the Audit Committee will include making recommendations to the Board of Directors as to the selection of the firm of independent public accountants to examine the financial statements and our books and accounts for each fiscal year, the proposed engagement arrangements for the independent public accountants and the advisability of having the independent public accountants make specified studies and reports regarding auditing matters, accounting procedures, tax or other matters. The Audit Committee will also review the results of the audit for each fiscal year. The Audit Committee will also be responsible for reviewing all related party transactions and for monitoring corporate policies and procedures with respect to our ethics and compliance program. Each member of the Audit Committee will be an "independent director" within the meaning of the rules of the Nasdaq National Market.

      The functions of the Compensation Committee will include considering and recommending to the Board of Directors our overall compensation programs, reviewing and approving the compensation payable to our senior management personnel and reviewing and monitoring our executive development efforts to assure development of a pool of management and executive personnel adequate for our operations. The Committee will also review significant changes in employee benefit plans and stock related plans and serve as the "Committee" under our Stock Incentive Plan. The members of the Compensation Committee will be "non-employee directors" within the meaning of Rule 16b-3 under the Exchange Act and "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

      The functions of the Executive Committee will include such functions as may be delegated by the Board of Directors from time to time. The members of the Executive Committee will be Messrs. Podany, Kramer and Jones. Mr. Podany will chair the Executive Committee.

      The Board of Directors may, from time to time, establish certain other committees to facilitate its work.

      With respect to material transactions between ShopKo and us after the offering is completed, our Board of Directors has established a policy that all such transactions will be submitted for review, approval and authorization to our directors who are not affiliated with ShopKo.

Compensation of Directors

      Each director who is not one of our employees or an employee of ShopKo
will receive an annual retainer fee of $        , a fee of $         for each
Board meeting attended and a fee of $         for each Committee meeting
attended, if such Committee meeting is not held on the same day as a Board meeting. Committee chairpersons receive an additional annual retainer fee of
$        . We also reimburse all directors for travel and related expenses incurred in connection with Board and Committee meetings.

      Directors are eligible to receive stock options under our Stock Incentive Plan. See "Executive Compensation--Stock Incentive Plan."

                             Executive Compensation

Summary Compensation Table

      The following table summarizes compensation paid by us for services rendered in all capacities to us during our fiscal year ended January 31, 1998, to our Chief Executive Officer and each of our other most highly compensated executive officers whose total annual salary and bonus exceeded $100,000, based on salary and bonus earned during the fiscal year (the "Named Executive Officers").

                                                        Long Term
                           Annual Compensation     Compensation Awards
                         ------------------------- -------------------
                                                       Securities
Name and Principal                                     Underlying           All Other
Position                 Salary ($)   Bonus ($)(1) Options/SARs (#)(2) Compensation ($)(3)
------------------       ----------   ------------ ------------------- -------------------
Jeffrey A. Jones........  321,923       325,000          80,000              150,431(4)
 President and Chief
 Executive Officer
Glen C. Laschober.......  156,539(5)     53,365          35,000                  --
 Executive Vice
 President, HBM
Joseph A. Coffini.......  139,608        35,230          11,400              130,620(6)
 Senior Vice President,
 Business Development
 and Marketing

--------

(1) Represents bonuses earned with respect to the indicated fiscal year pursuant to the ShopKo's Executive Incentive Plan, although all or a portion of the bonus may have been paid during the subsequent fiscal year.

(2) All securities referenced are options to purchase shares of ShopKo's Common Stock.

(3) "All Other Compensation" for the listed individuals includes one or more of the following: ProVantage-paid portion of individual life insurance policies; 401(k) ShopKo match; ShopKo Profit Sharing Plan contributions; relocation expenses and tax adjustments in connection therewith; and retention bonuses authorized by ShopKo's Board of Directors.

(4) "All Other Compensation" for Mr. Jones includes the following: ProVantage-paid portion of individual life insurance policy: $1,802; 401(k) ShopKo match: $5,927; ShopKo Profit Sharing Plan contributions: $22,166; and retention bonus: $120,536.

(5) Represents a partial year portion of Mr. Laschober's salary. Mr. Laschober's employment by ProVantage began in March 1997.

(6) "All Other Compensation" for Mr. Coffini includes the following: 401(k) ShopKo match: $2,598; ShopKo Profit Sharing Plan contributions: $6,753; relocation expenses $6,090; retention bonus: $115,179.

Option Grants Table

      The following table sets forth information about ShopKo stock option grants during the fiscal year ended January 31, 1998 to the Named Executive Officers.

                                                                         Potential Realizable
                                                                        Value at Assumed Annual
                                                                         Rates of Stock Price
                                                                        Appreciation For Option
                                       Individual Grants                         Term
                         ---------------------------------------------- -----------------------
                                       % of Total
                          Number of   Options/SARs
                          Securities   Granted to  Exercise
                          Underlying     ShopKo     or Base
                         Options/SARs Employees in   Price   Expiration
Name                     Granted (#)  Fiscal Year  ($/Share)    Date      5% ($)     10% ($)
----                     ------------ ------------ --------- ---------- -----------------------
Jeffrey A. Jones (3)....  30,000(1)       2.43      20.00      4-29-07     377,400      956,100
                          30,000(2)       2.43      25.75      7-02-07     485,700    1,231,200
                          20,000(2)       1.62      24.5625   11-12-07     309,000      782,950
Glen C. Laschober.......  30,000(2)       2.43      17.88      4-14-07     337,200      855,000
                           5,000(2)          *      24.5625   11-12-07      77,250      195,750
Joseph A. Coffini (4)...  10,000(1)          *      20.00      4-29-07     125,800      318,700
                           1,200(2)          *      24.6325   11-12-07

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

--------

*  Less than 1%

(1) These ShopKo stock options vest and become exercisable on the second anniversary of the date of grant. All stock options vest immediately upon a "Change of Control" of ShopKo, as defined in ShopKo's stock option plans.

(2) Forty percent (40%) of these stock options vest and become exercisable on the second anniversary of the date of grant, with an additional twenty percent (20%) of the options vesting and becoming exercisable on each successive anniversary of the date of grant. All stock options vest immediately upon a "Change of Control" of ShopKo, as defined in ShopKo's stock option plans.

(3) On April 25, 1997, Mr. Jones canceled and surrendered performance vested options to purchase 30,000 shares of ShopKo Common Stock.

(4) On April 25, 1997, Mr. Coffini canceled and surrendered performance vested options to purchase 10,000 shares of ShopKo Common Stock.

Option Exercise and Fiscal Year End Value Table

      The following table sets forth information with respect to the Named Executive Officers concerning stock options to purchase ShopKo Common Stock that were exercised during the last fiscal year and the number and value of options outstanding on January 31, 1998.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                     Number of Securities
                                                    Underlying Unexercised     Value of Unexercised
                                                    Options/SARs at Fiscal   In-the-Money Options/SARs
                            Shares                       Year-End (#)         at Fiscal Year-End ($)
                         Acquired on     Value     ------------------------- -------------------------
Name                     Exercise (#) Realized ($) Exercisable Unexercisable Exercisable Unexercisable
----                     ------------ ------------ ----------- ------------- ----------- -------------
Jeffrey A. Jones........    21,000      412,125      13,000       96,000       196,125      424,125
Glen C. Laschober.......       -0-          -0-         -0-       35,000           -0-      233,288
Joseph A. Coffini.......     2,500       26,250       3,900        5,000        44,246       73,749

Indemnification of Directors and Officers

      Our Amended and Restated Bylaws provide for the indemnification of our directors and officers to the full extent permitted by the Delaware General Corporation Law. We have entered into agreements to indemnify its directors and certain officers, in addition to the indemnification provided for in the Amended and Restated Bylaws. These agreements will, among other things, indemnify our directors and certain of our officers to the full extent permitted by Delaware law for any claims, liabilities, damages, judgments, penalties, fines, settlements, disbursements or expenses (including attorneys' fees) incurred by such person in any action or proceeding, including any action by or in our right, on account of services as one of our directors or officers. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers.

Change of Control Severance Agreements

      ShopKo has entered into change of control severance agreements (the "ShopKo Severance Agreements") with certain of our officers, including Messrs. Jones, Laschober and Coffini. The ShopKo Severance Agreements provide that, if, within two years after a "Change of Control" (as defined therein), ShopKo terminates the individual's employment other than for "Cause" (as defined therein) or disability, or the individual terminates the individual's employment for "Good Reason" (as defined therein), then the individual will be entitled to a lump-sum cash payment equal to (i) a multiple of one, two or three times the individual's annual base salary, plus (ii) a multiple of one or two times the individual's average annual bonus for the three fiscal years immediately preceding the date of termination. The multiple referred to in this paragraph is two for Mr. Jones and one for Messrs. Laschober and Coffini. Each individual would also receive his or her salary through the date of termination and all other amounts owed to the individual at the date of termination under ShopKo's and our benefit plans. In addition, under such circumstances, the individual will be entitled to continued health and dental coverage for the individual and the individual's family for a one, two or three year period after the date of termination. The ShopKo Severance Agreements provide that if certain amounts to be paid thereunder constitute "parachute payments," as defined in Section 280(G) of the Internal Revenue Code of 1986, as amended (the "Code"), the severance benefits owed to the individual may be decreased, but only if the result is to give the individual a larger after-tax benefit than if the payments are not reduced. The individual is permitted to elect the payments to be reduced. Pursuant to the terms of the ProVantage Severance Agreements described below, the ShopKo Severance Agreements will terminate upon completion of the offering.

      We have entered into change of control severance agreements (the "ProVantage Severance Agreements") with certain of our officers, including Messrs. Jones, Laschober and Coffini. The ProVantage Severance Agreements provide that, if, within two years after a "Change of Control" (as defined below), we terminate the individual's employment other than for "Cause" (as defined below) or disability, or the individual terminates the individual's employment for "Good Reason" (as defined below), then the individual will be entitled to a lump-sum cash payment equal to (i) a multiple of one, one and one-half or two times the individual's annual base salary, plus (ii) a multiple of one, one and one-half or two times the lesser of (A) the individual's average annual bonus for the three fiscal years immediately preceding the date of termination or (B) the average of the individual's annual bonus "norm" for the three fiscal years immediately preceding the date of termination. The multiple referred to in this paragraph is two for Mr. Jones and one and one-half for Messrs. Laschober and Coffini. Each individual would also receive his or her salary through the date of termination and all other amounts owed to the individual at the date of termination under our benefit plans. In addition, under such circumstances, the individual will be entitled to continued health and dental coverage for the individual and the individual's family for a one, one and one-half or two year period after the date of termination. The ProVantage Severance Agreements provide that if certain amounts to be paid thereunder constitute "parachute payments," as defined in Section 280(G) of the Code, the severance benefits owed to the individual may be decreased, but only if the result is to give the individual a larger after-tax benefit than if the payments are not reduced. The individual is permitted to elect the payments to be reduced.

      A "Change of Control" is defined in the ProVantage Severance Agreements as occurring if (i) the incumbent directors or their permitted successors cease to constitute at least a majority of our Board of Directors, (ii) our stockholders approve certain mergers, consolidations, liquidations, dissolutions or reorganizations of ProVantage or (iii) our stockholders approve a complete liquidation or dissolution of ProVantage. For purposes of the ProVantage Severance Agreements, "Cause" means (i) personal dishonesty by the individual intended to result in his or her substantial personal enrichment at our expense, (ii) repeated, willful violations by the individual of his or her obligation to devote reasonable time and efforts to carry out his or her responsibilities to us, or (iii) the conviction of the individual of a felony. "Good Reason" as used in the ProVantage Severance Agreements means (i) any materially adverse reduction of the individual's authority, responsibilities or compensation (excluding for this purpose specified actions by us not taken in bad faith and which are promptly remedied by us upon receipt of notice) or (ii) any required relocation of the individual to a place of business more than 50 miles from where the individual works at the time of the Change of Control.

Other Compensation

      We provide certain personal benefits and other noncash compensation to our executive officers. For the fiscal year ended January 31, 1998, the incremental cost of providing such compensation did not exceed the minimum amounts required to be disclosed under current SEC rules for each person named in the Summary Compensation Table.

Compensation Committee Interlocks and Insider Participation

      The Compensation Committee consists of Messrs.             ,
and          . We are a party to various agreements with ShopKo described below in "Relationship With ShopKo." Additionally, ShopKo was our sole stockholder prior to this offering, and upon completion of the offering, will own a substantial majority of our Common Stock. See "Principal Stockholder" and "Description of Capital Stock."

Stock Incentive Plan

      Prior to the offering, our Board of Directors plans to approve our Stock Incentive Plan (the "Plan"). The purpose of the Plan is to provide a means to attract and retain high quality individuals, to motivate key personnel to achieve our long-term goals, to provide incentive compensation opportunities to our key personnel that are competitive with those of similar companies and to further align the interests of key personnel who participate in the Plan with those of our stockholders through compensation that is based on the value of our Common Stock.

      The Board of Directors plans to delegate administration of the Plan to the Stock Option Committee (the "Committee"). Under the Plan, the Committee may grant (i) incentive stock options within the meaning of Section 422 of the Code, (ii) non-qualified stock options and (iii) shares of stock or the right to receive shares of stock in the future (or their cash equivalent or a combination of both) ("Stock Awards") (options and Stock Awards are collectively referred to as "Awards"), to certain of our key personnel and its related companies (defined to include any corporation, joint venture, limited liability company or other business entity in which we have a significant direct or indirect equity interest). The Committee will have final authority, subject to the express provisions of the Plan, to determine to whom Awards shall be granted; to determine the types of Awards and the numbers of shares covered by the Awards; to determine the terms, conditions, performance criteria, restrictions and other provisions of each Award, and to cancel or suspend Awards; to determine the terms and provisions of any agreements made pursuant to the Plan; and to make all other determinations that may be necessary or advisable for the administration of the Plan. In making such Award determinations, the Committee may take into account the nature of the services rendered by the respective personnel, their present and potential contribution to our success and such other factors as the Committee deems relevant. The Board of Directors has the non-exclusive power to exercise the authority of the Committee with respect to Awards to our non-employee directors and our related companies. The Plan provides for accelerated vesting of Awards upon the occurrence of certain "change of control" transactions as described in the Plan.

      Incentive stock options may be granted under the Plan to full or part-time employees, including officers and directors who are also employees, of ours and our related companies (as defined above) (together, the "Employees"). There are presently approximately 387 employees who could be selected by the Committee for participation in the Plan. In addition, non-qualified stock options and Stock Awards may be granted to Employees and non-employee directors.

      Subject to the Committee's authority to adjust the number and kind of shares subject to each outstanding Award and the exercise price in the event of certain corporate transactions involving us, the aggregate number of shares of
Common Stock which may be issued under the Plan is            shares. Award
limits established under the Plan are as follows: the maximum number of shares of Common Stock which may be issued pursuant to incentive stock options is 500,000; the maximum number of shares of Common Stock covered by options granted to any one individual is 500,000 in any one calendar year; and the maximum value of Stock Awards granted to any one person is $5,000,000.

      The period during which incentive stock options may be granted under the
Plan will expire on               , and the term of each option granted under
the Plan will expire not more than ten years from the date of grant. Each option granted will specify an exercise price or prices; provided, however, that no option may be granted with a per share exercise price less than the fair market value per share of Common Stock on the date of grant. The Plan does not allow the repricing of options after grant except in the event of stock splits, stock dividends and similar transactions. At the discretion of the Committee, options may be exercised in full at any time, from time to time or in installments, or upon the occurrence of specified events. An option may be exercised as to any or all of the shares covered by the option by delivering written notice of exercise to our Secretary, accompanied by full payment of the exercise price for such shares. Payment of the exercise price must be made in cash, by tendering previously owned shares of Common Stock or by authorizing a third party to sell shares of the Common Stock acquired upon exercise of an option and remitting the purchase price to us.

      The Plan may be terminated or amended by our Board of Directors. The Board of Directors may not, without approval of our shareholders, increase the number of shares of Common Stock which may be delivered pursuant to Awards granted under the Plan, except for increases resulting from certain corporate transactions involving us. Awards to be granted under the Plan are not determinable as of the date of this prospectus.

                            RELATIONSHIP WITH SHOPKO

Intercompany Agreements

      We have entered into a number of agreements with ShopKo for the purpose of defining our ongoing relationship and the conduct of our respective businesses. These agreements were developed in connection with this offering while we were a wholly-owned subsidiary of ShopKo, and, therefore, such agreements were not the result of arm's-length negotiations between independent parties. As a result, while it has been our intention and ShopKo's intention that such agreements and the transactions provided for therein, taken as a whole, should accommodate both of our interests in a manner that is fair to the parties while continuing certain mutually beneficial arrangements, there can be no assurance that each of such agreements, or the transactions provided for therein, has been or will be effected on terms at least as favorable to us as could have been obtained from unaffiliated third parties.

      These agreements may be modified and additional agreements, arrangements and transactions may be entered into between us after completion of this offering. Any such future modifications, agreements, arrangements and transactions will be determined through negotiation between us. With respect to material transactions between us after the offering is completed, our Board of Directors has established a policy that all such transactions will be submitted for review, approval and authorization to our directors who are not affiliated with ShopKo.

      The following is a summary of the material features of certain agreements, arrangements and transactions between us. The summaries of each of the following agreements are qualified in their entirety by reference to the full text of such agreement, a copy of which has been filed as an exhibit to the registration statement of which this prospectus is a part.

      Credit Agreement. As a wholly-owned subsidiary of ShopKo, we participated in ShopKo's funding and cash management system. Prior to this offering, our cash needs in excess of cash flow provided by operations have been met principally by additional capital contributions by ShopKo, and excess cash has been distributed to ShopKo. In connection with this offering, we have entered into a Credit Agreement with ShopKo to provide us with a revolving line of credit commencing on the closing date of this offering and expiring on January 31, 2001. Pursuant to the Credit Agreement, ShopKo has agreed, subject to certain conditions, to make advances to us on a revolving basis in an aggregate amount not to exceed $25.0 million. Borrowings under the Credit Agreement will bear interest at various market rates at the time of borrowing. The Credit Agreement provides for an annual commitment fee of 1/5 of one percent of the total commitment amount. The Credit Agreement is unsecured, and we may terminate the Credit Agreement at any time without penalty. We may at any time replace the Credit Agreement with borrowings from banks or other financial institutions or in the private or public markets. The Credit Agreement restricts us from borrowing funds from parties other than ShopKo without ShopKo's consent, and prohibits us from selling our Common Stock unless ShopKo meets certain financial tests, pledging certain of our assets and entering into agreements which restrict our ability to pay dividends. Our interest expense in the future will depend on the amount, timing and maturity of borrowings, market rates and negotiations with lenders. The interest rate and other terms provided by third-party lenders may not be as favorable to us as those provided by ShopKo under the Credit Agreement.

      Indemnification and Hold Harmless Agreement. We have entered into an Indemnification and Hold Harmless Agreement with ShopKo with respect to the allocation of responsibility for certain liabilities. In general, the Indemnification Agreement provides that we and ShopKo will each indemnify the other party and that party's directors, officers, employees and agents against certain liabilities arising from or based upon the operation of their own respective businesses prior to and following the offering, including, but not limited to, liabilities arising under securities, environmental and contract law.

      Tax Sharing Agreement. We have entered into a Tax Sharing Agreement with ShopKo which provides that ShopKo will prepare all returns and, generally, have liability for all income taxes attributable to all tax periods ending on or before the offering. We have entered into an Administrative Services Agreement, described below, pursuant to which ShopKo will continue to prepare tax returns for us after the offering, however, we have liability for all taxes for tax periods beginning after the offering. For tax periods which begin before the offering but end after the offering, ShopKo has liability for income taxes attributable to income allocable to the period ending with the offering and we have liability for the remainder. ShopKo will determine the method for allocating income in the tax year in which the offering occurs. By law, we are severally liable for the federal income tax of ShopKo and other companies included in the consolidated return for all periods in which we are included in the consolidated group. In the Tax Sharing Agreement, however, ShopKo agrees to indemnify us against this liability except to the extent it relates to us and our subsidiaries, if any, after the offering. If our employees exercise ShopKo stock options or otherwise receive compensation from ShopKo nonqualified plans after the offering, the Tax Sharing Agreement provides that we will reimburse ShopKo for the tax benefit, if any, that we receive from deducting compensation attributable thereto and the employer's share of any employment taxes arising in connection with such compensation which is paid by ShopKo.

      Administrative Services Agreement. We have entered into an Administrative Services Agreement with ShopKo pursuant to which ShopKo will make available and provide certain administrative, support and consultation services to us, including employee benefits, payroll processing, insurance, tax compliance, treasury, and accounts payable processing. The Administrative Services Agreement has an initial term which expires January 31, 2001, subject to automatic renewal for successive one-year terms. At any time during the term of the Administrative Services Agreement, either party may terminate existing categories of services upon 120 days' prior written notice. ShopKo is obligated to provide us transition assistance, at our request and expense, upon the termination of any service provided pursuant to the agreement. We anticipate that it will pay ShopKo a total of $0.4 million in the first twelve months following this offering for such services.

      Information Technology Services Agreement. We have entered into an Information Technology Services Agreement with ShopKo pursuant to which ShopKo has agreed to provide us with (i) the use of certain computer hardware and software, (ii) access to certain computer facilities and (iii) personnel to operate, manage and maintain computer hardware, software and data. The Information Technology Services Agreement has a term which expires on January 31, 2001. At any time during the term of the Information Technology Services Agreement, either party may terminate existing categories of services upon 120 days' prior written notice. In addition, ShopKo has agreed to provide transition assistance to us if any services are terminated as a result of expiration or termination of the agreement or otherwise. We anticipate that we will pay ShopKo $1.3 million in the first twelve months after the offering under this agreement. The Information Technology Services Agreement also contains confidentiality provisions relating to our patient data and proprietary software.

      Lease Agreement. Upon ShopKo's completion of construction of our new corporate headquarters, we expect to enter into a long term triple net lease with ShopKo, whereby we will lease the building from ShopKo upon terms and conditions to be determined.

      Registration Rights Agreement. We have entered into a Registration Rights Agreement with ProVantage Holdings, Inc., a wholly-owned subsidiary of ShopKo ("ProVantage Holdings"), pursuant to which we have granted certain demand and "piggyback" registration rights to ProVantage Holdings (and to certain affiliates of ProVantage Holdings, including ShopKo) with respect to shares of Common Stock owned by ProVantage Holdings (or such affiliates) following the offering. Pursuant to the Registration Rights Agreement, ProVantage Holdings has the right to require us to file up to three registration statements under the Securities Act (which may be increased by an unlimited number of registration statements if effected on Form S-3) covering ProVantage Holdings' shares. ProVantage Holdings also has the right, if we file a registration statement, to require us to include its shares in such registration statement. Our obligations under the Registration Rights Agreement are subject to certain limitations relating to the minimum amount of Common

Stock to be included in a registration statement, the timing of the exercise of registration rights and other similar matters. We have agreed to pay all costs and expenses relating to the exercise of ProVantage Holdings' registration rights, except for underwriting commissions and filing fees relating to the shares sold by ProVantage Holdings, any special or extraordinary auditing expenses, ProVantage Holdings' legal expenses and, in the case of demand registration rights, printing fees. We and ProVantage Holdings will each indemnify the other party for certain liabilities, including liabilities under the Securities Act, in connection with any such registration. The Registration Rights Agreement will terminate at such time that ProVantage Holdings (or its affiliates) owns less than 5% of our outstanding Common Stock. ShopKo has agreed with the underwriters, however, not to offer, sell, contract to sell or otherwise dispose of any Common Stock or our other securities that are substantially similar to the Common Stock (or any securities convertible into or exchangeable for, or any options or other rights to acquire, any Common Stock or our other securities that are substantially similar to the Common Stock) for a period of 180 days after the closing of this offering without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated. See "Shares Eligible for Future Sale."

Control by ShopKo

      After the offering is completed, ShopKo will own approximately     % of
the Common Stock. As a majority stockholder, ShopKo will be able to control our business and affairs, including: (i) the election of our entire Board of Directors, (ii) any determinations with respect to mergers or other business combinations, (iii) the amendment of our Certificate of Incorporation or Bylaws, (iv) the acquisition or disposition of material assets, (v) the incurrence of indebtedness, (vi) the issuance of additional Common Stock or other equity securities, (vii) the payment of dividends with respect to the Common Stock, (viii) the power to determine all matters submitted to a vote of stockholders, (ix) the power to delay, defer or prevent a change in control, and (x) the ability to take other actions that might be favorable to ShopKo but not to our stockholders generally.

                              CERTAIN TRANSACTIONS

      We have in the past entered into intercompany transactions and arrangements with ShopKo and its affiliates incident to our businesses. General administrative and other expenses have in the past been allocated to us from ShopKo for the types of services described in the Administrative Services Agreement and the Information Technology Services Agreement. The allocation for the last three fiscal years is as follows:

                                                                  Fiscal Year
                                                                 --------------
                                                                 1995 1996 1997
                                                                 ---- ---- ----
                                                                 (in millions)
     Selling, general and administrative expenses............... $0.4 $0.4 $1.1

      In addition to the allocations described above, we have entered into various transactions with ShopKo in the ordinary course of our businesses. The payments for these activities for the last three fiscal years are as follows:

                                                                 Fiscal Year
                                                               ----------------
                                                               1995 1996  1997
                                                               ---- ----- -----
                                                                (in millions)
     Our payment to ShopKo for prescription costs............. $6.8 $21.0 $25.8
     Our payment to ShopKo for shared formulary fees..........  0.2   0.2   0.1
     Our purchase of pharmaceutical inventory from ShopKo.....  0.7   1.0   0.8
     ShopKo payment to us for claims processing...............  0.2   1.6   1.6

      For a further description of recent transactions between ShopKo and us, please see Note G of the Notes to the Consolidated Financial Statements included elsewhere in this prospectus.

      We receive a benefit in the form of lower prices when purchasing various goods and services when such purchases are made through or in conjunction with ShopKo. Such benefits may not be available in all cases in the future.

      We will continue to engage in various transactions with ShopKo on a contractual and non-contractual basis after the offering is completed. See "Relationship With ShopKo."

      In connection with the PharMark acquisition, we entered into five-year employment agreements with each of M. Lee Morse and Aida A. LeRoy. These agreements were extinguished as of January 31, 1999, at which time they entered into agreements to provide certain consulting services to us. At that time, we entered into several new agreements with Mr. Morse and Dr. LeRoy: (i) a Mutual Settlement Agreement and Release of Specified Claims, whereby the parties mutually agreed to release all claims associated with the employment agreements; (ii) a Trademark License Agreement, whereby Mr. Morse and Dr. LeRoy license the trademark "Mikalix" from us; (iii) a Sublease, whereby Mr. Morse and Dr. LeRoy sublease certain office space from us; and (iv) Non-Disclosure, Non-Interference and Non-Competition Agreements containing certain confidentiality, non-interference and non-competition provisions which are effective for a term of two years. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Acquisitions."

                             PRINCIPAL STOCKHOLDER

      Prior to this offering, our only stockholder was ShopKo, whose address is 700 Pilgrim Way, Green Bay, Wisconsin 54304. As of the date of this prospectus,
ShopKo owns beneficially and of record            shares of Common Stock,
representing all of the shares of Common Stock outstanding prior to this
offering. Upon the sale by us of the        shares of Common Stock offered
hereby, ShopKo will own beneficially and of record    % of the outstanding
Common Stock (    % if the underwriters' over-allotment option is exercised in full).

      The following table sets forth as of January 31, 1998 the number of shares of ShopKo Common Stock owned by our director, by each of the Named Executive Officers, by each individual who will be appointed as a member of our Board of Directors prior to or concurrently with the offering and by our director, individuals who will be appointed as our directors and executive officers as a group.

                                                      Amount and Nature
                                                        of Beneficial
     Name of Beneficial Owner                          Ownership(1)(2)  Percent
     ------------------------                         ----------------- -------
     Dale P. Kramer (3)(4)..........................       264,000        1.0%
     Jeffrey C. Girard (5)..........................         1,000          *
     Gregory H. Wolf................................           --           *
     William J. Podany (4)(6).......................        70,000          *
     Jeffrey A. Jones (4)...........................        13,000          *
     Glen C. Laschober..............................           --           *
     Joseph A. Coffini..............................            75          *
     All directors and executive officers as a group
      (9 persons)...................................         [   ]       [   ]%

--------
*  Less than 1%

(1) Except as otherwise noted, the persons named in the above table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

(2) Includes shares which may be acquired within 60 days pursuant to stock options as follows: Mr. Kramer, 174,000 shares; Mr. Podany, 45,000 shares; Mr. Jones, 13,000 shares; and all directors and executive officers as a
    group, [     ] shares.

(3) Includes 50,000 shares of restricted stock granted pursuant to ShopKo's 1993 Restricted Stock Plan, as amended.

(4) The number of shares shown with respect to Messrs. Kramer, Podany and Jones does not reflect funds from their respective profit sharing and 401(k) plans invested in ShopKo Common Stock through the ShopKo Stock Fund. As of January 31, 1998, such executive officers' approximate ShopKo Stock Fund account balances were as follows: Mr. Kramer, $290,278; Mr. Podany, $29,434; and Mr. Jones, $616.

(5) Mr. Girard is a former executive officer of Supervalu. Prior to July 2, 1997, Supervalu and a wholly-owned subsidiary of Supervalu, Supermarket Operators of America, Inc., beneficially owned 14,731,667 shares of ShopKo's Common Stock.

(6) Includes 25,000 shares of restricted stock granted pursuant to ShopKo's 1993 Restricted Stock Plan, as amended.

                          DESCRIPTION OF CAPITAL STOCK

      Prior to the completion of this offering, we will file a Restated Certificate of Incorporation and adopt Amended and Restated Bylaws. The following description gives effect to the adoption and filing of these documents.

Authorized Capital Stock

      Our authorized capital stock consists of 50 million shares of Common
Stock, par value $.01 per share, and       million shares of Preferred Stock,
par value $.01 per share.        shares of Common Stock and no shares of
Preferred Stock are outstanding as of the date hereof.       shares of Common
Stock are being offered in the offering (      shares if the underwriters'
over-allotment option is exercised in full), and       shares have been
reserved for issuance pursuant to certain employee and non-employee director benefit and option plans. See "Executive Compensation." All of such shares are validly issued, fully paid and non-assessable, and upon completion of the offering all of the outstanding shares of Common Stock will be validly issued, fully paid and non-assessable. The following summary description of our capital stock is qualified in its entirety by reference to our form of Restated Certificate of Incorporation and our Amended and Restated Bylaws, a copy of each of which is filed as an exhibit to the registration statement of which this prospectus is a part.

Common Stock

      Voting Rights. The holders of Common Stock are entitled to one vote per share on all matters to be voted on by stockholders. The holders of Common Stock are not entitled to cumulative voting rights. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of Common Stock present in person or represented by proxy, subject to any voting rights granted to holders of any Preferred Stock.

      Dividends. Holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor, subject to any preferential rights of any outstanding Preferred Stock.

      Other Rights. In the event of a voluntary or involuntary liquidation, dissolution or winding up of ProVantage, the holders of shares of Common Stock would be entitled to share ratably in all assets remaining after payment of liabilities subject to prior distribution rights and payment of any distributions owing to holders of shares of Preferred Stock then outstanding, if any. Holders of the shares of Common Stock have no preemptive rights, and the shares of Common Stock are not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to the shares of Common Stock.

Preferred Stock

      The Board of Directors has the authority, without further action by the stockholders, to issue Preferred Stock in one or more series and to fix the rights, designation, preferences, privileges, limitations and restrictions thereof, including dividend rights, conversion rights, terms and rights of redemption, liquidation preferences and sinking fund terms (any or all of which may be greater than the rights of the Common Stock). The Board of Directors, without stockholder approval, may issue shares of Preferred Stock with conversion, voting and other rights which could adversely affect the rights of the holders of shares of Common Stock.

Authorized but Unissued Shares

      Delaware law does not require stockholder approval for any issuance of authorized shares. These additional shares may be used for a variety of corporate purposes, including future public or private offerings to raise additional capital or to facilitate corporate acquisitions. One of the effects of the existence of unissued and unreserved shares may be to enable the Board of Directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of ProVantage by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of Common Stock at prices higher than prevailing market prices.

Delaware Law and Certain Charter and Bylaw Provisions; Anti-Takeover Measures

      Upon the completion of this offering, we will be subject to the provisions of Section 203 of the Delaware General Corporation Law ("DGCL"). In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another exception applies. For purposes of Section 203, a "business combination" is defined broadly to include a merger, asset sale or other transaction resulting in financial benefit to the interested stockholder, and subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within the three prior years, did own) 15% or more of the corporation's voting stock.

      Our Restated Certificate of Incorporation provides that its Board of Directors is divided into three classes serving staggered three-year terms. As a result, at least two stockholders' meetings will generally be required for stockholders to change a majority of the directors. The Board of Directors is authorized to create new directorships and to fill such positions so created. The Board of Directors (or its remaining members, even though less than a quorum) is also empowered to fill vacancies on the Board of Directors occurring for any reason. Any director appointed to fill a vacancy or to a newly created directorship will hold office until the next election for the class of directors to which the new director has been appointed.

      Our Amended and Restated Bylaws provide that, for nominations to the Board of Directors or for other business to be properly brought by a stockholder before an annual meeting of stockholders, the stockholder must first have given timely notice thereof in writing to our Secretary. To be timely, a stockholder's notice generally must be delivered not less than 120 days prior to the anniversary date of the annual meeting in the immediately preceding year. The notice by a stockholder must contain, among other things, certain information about the stockholder delivering the notice and, as applicable, background information about the nominee or a description of the proposed business to be brought before the meeting.

      Certain of the provisions of the Amended and Restated Bylaws discussed above could make more difficult or discourage a proxy contest or other change in our management or the acquisition or attempted acquisition of control by a holder of a substantial block of our stock. It is possible that such provisions could make it more difficult to accomplish, or could deter, transactions which stockholders may otherwise consider to be in their best interests.

      As permitted by the DGCL, the Restated Certificate of Incorporation provides that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions, as provided in Section 174 or successor provisions of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

      The Amended and Restated Bylaws provide that we shall indemnify its directors, officers and employees to the fullest extend permitted by the DGCL (except in some circumstances, with respect to suits initiated by the director, officer or employee) and advance expenses to such directors, officers or employees to defend any action for which rights of indemnification are provided. In addition, the Amended and Restated Bylaws permit us to grant such rights to its agents. The Amended and Restated Bylaws also provide that we may purchase insurance on behalf of any director, officer, employee or agent against certain expenses, liabilities and losses, whether or not we would have the power to indemnify such person against such expenses, liabilities or losses. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors, officers and employees.

Rights Plan

      Prior to the closing of this offering, it is anticipated that the Board of Directors will adopt a rights plan (the "Rights Agreement") pursuant to which one right (a "Right") to purchase one one-thousandth of a share of our newly created Series B Junior Participating Preferred Stock, par value $0.01 per share (the "Series B Preferred Stock"), would be issued as a dividend for each outstanding share of Common Stock. Each Right, when exercisable, would represent the right to purchase one one-thousandth of a share of Series B Preferred Stock at a specified price. The Rights would become exercisable ten days after a person or group acquires 15% or more of the outstanding Common Stock (other than certain persons who own more than 15% of the outstanding Common Stock as a result of the purchase of Common Stock from ShopKo or its affiliates) or commences or announces a tender or exchange offer which would result in such ownership.

      If, after the Right becomes exercisable, we were to be acquired through a merger or other business combination transaction or 50% or more of its assets or earning power were sold, each Right would permit the holder to purchase, for the exercise price, common stock of the acquiring company having a market value of twice the exercise price. In addition, if any person acquires 15% or more of the outstanding Common Stock, each Right not owned by such person would permit the purchase, for the exercise price, of Common Stock having a market value of twice the exercise price.

      The Rights would expire ten years after the adoption of the Rights Agreement, unless earlier redeemed by us in accordance with the terms of the Rights Agreement. The purchase price payable and the shares of Series B Preferred Stock issuable upon exercise of the Rights would be subject to adjustment from time to time as specified in the Rights Agreement. In addition, the Board of Directors would retain the authority to redeem (at $0.01 per Right) and replace the Rights with new rights at any time, provided that no such redemption could occur after a person or group acquires 15% or more of the outstanding Common Stock.

      Shares of Series B Preferred Stock, when issued upon exercise of the Rights, will be nonredeemable and will rank junior to all series of any other class of Preferred Stock. Each share of Series B Preferred Stock will be entitled to a cumulative preferential quarterly dividend payment equal to the greater of (1) $10 per share or (2) 1,000 times the dividend declared per share of Common Stock. In the event of liquidation, the holders of shares of Series B Preferred Stock will be entitled to a preferential liquidation payment equal to the greater of (a) $1,000 per share or (b) 1,000 times the payment made per share of Common Stock. Each share of Series B Preferred Stock will entitle the holder to 1,000 votes, voting together with the Common Stock. Finally, in the event of any merger, consolidation or other transaction in which Common Stock is exchanged, each share of Series B Preferred Stock will be entitled to receive 1,000 times the amount received per share of Common Stock. The foregoing rights would be subject to antidilution adjustments. The number of shares constituting the series of Series B Preferred Stock will be 100,000.

Transfer Agent

      The transfer agent for the Common Stock is Norwest Shareholder Services.

                        SHARES ELIGIBLE FOR FUTURE SALE

      The            shares of Common Stock sold in this offering (
if the Underwriters exercise their over-allotment option in full) will be freely tradable without restriction under the Securities Act, except for any such shares which may be acquired by our "affiliates" (each an "Affiliate") as that term is defined in Rule 144 promulgated under the Securities Act, which shares will remain subject to the resale limitations of Rule 144.

      The            shares of Common Stock that will continue to be held by
ShopKo after the offering will constitute "restricted securities" within the meaning of Rule 144, and will be eligible for sale in the open market after the offering, subject to certain contractual lockup provisions and to the applicable requirements of Rule 144, both of which are described below. We have entered into a Registration Rights Agreement with ShopKo relating to ShopKo's rights to have us register under the Securities Act all or a portion of the Common Stock owned by it. See "Relationship With ShopKo."

      Generally, Rule 144 provides that a person who has beneficially owned "restricted securities" for at least one year will be entitled to sell on the open market in broker's transactions within any three-month period a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares or (ii) the average weekly trading volume on the open market during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain notice requirements and the availability of current public information about us. Shares properly sold in reliance upon Rule 144 to persons who are not Affiliates are thereafter freely tradable without the restriction or registration under the Securities Act. Ninety days after completion of this offering, ShopKo will be able to sell in the public market its shares of Common Stock, subject to the volume and manner of sale restrictions described above and subject to the lock-up provisions described below.

      We and our officers and directors and Shopko have agreed, subject to certain exceptions, not to directly or indirectly (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, lend or otherwise dispose of or transfer any shares of our Common Stock or securities convertible into or exchangeable or exercisable for or repayable with our Common Stock, whether now owned or thereafter acquired by the person executing the agreement or with respect to which the person executing the agreement thereafter acquires the power of disposition, or file a registration statement under the Securities Act with respect to the foregoing or (ii) enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of our Common Stock whether any such swap or transaction is to be settled by delivery of our Common Stock or other securities, in cash or otherwise, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated on behalf of the underwriters for a period of 180 days after the date of this prospectus.

      Sales of substantial amounts of Common Stock in the open market, or the availability of such shares for sale, could adversely affect prevailing market prices.

                                  UNDERWRITING

      Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bear, Stearns & Co. Inc., William Blair & Company, L.L.C. and Lehman Brothers Inc. are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a purchase agreement (the "Purchase Agreement") among us, Shopko and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters severally and not jointly has agreed to purchase from us, the number of shares of Common Stock set forth opposite its name below.

                                                                       Number of
     Underwriters                                                       Shares
     ------------                                                      ---------
     Merrill Lynch, Pierce, Fenner & Smith
              Incorporated............................................
     Bear, Stearns & Co. Inc..........................................
     William Blair & Company, L.L.C...................................
     Lehman Brothers Inc. ............................................
                                                                        ------
          Total.......................................................
                                                                        ======

      In the Purchase Agreement, the several underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of Common Stock being sold pursuant to such agreement if any of such shares are purchased. Under certain circumstances, the commitments of non-defaulting underwriters under the Purchase Agreement may be increased.

      The representatives have advised us that the underwriters propose initially to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this prospectus, and to
certain dealers at such price less a concession not in excess of $   per share
of Common Stock. The underwriters may allow, and such dealers may reallow, a
discount not in excess of $   per share of Common Stock on sales to certain
other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

      We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to an aggregate of additional shares of Common Stock at the initial public offering price set forth on the cover page of this prospectus, less the underwriting discount. The underwriters may exercise this option solely to cover over-allotments, if any, made on the sale of the Common Stock offered hereby. To the extent that the underwriters exercise this option, each underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares of Common Stock proportionate to such underwriter's initial amount reflected in the foregoing table.

      The following table shows the per share and total underwriting discounts and commissions to be paid by us to the underwriters. This information is presented assuming either no exercise or full exercise by the underwriters of their over-allotment option.

                                              Per
                                             Share   Without Option With Option
                                            -------- -------------- -----------
     Public offering price................. $           $            $
     Underwriting discount................. $           $            $
     Proceeds, before expense, to us....... $           $            $

      The expenses of the offering (exclusive of the underwriting discount) are
estimated at $   and are payable entirely by us.

      The shares of Common Stock are being offered by the several underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriters and certain other conditions. The underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part.

      We and our officers and directors and Shopko have agreed, subject to certain exceptions, not to directly or indirectly (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, lend or otherwise dispose of or transfer any shares of our Common Stock or securities convertible into or exchangeable or exercisable for or repayable with our Common Stock, whether now owned or thereafter acquired by the person executing the agreement or with respect to which the person executing the agreement thereafter acquires the power of disposition, or file a registration statement under the Securities Act with respect to the foregoing or (ii) enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of our Common Stock whether any such swap or transaction is to be settled by delivery of our Common Stock or other securities, in cash or otherwise, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated on behalf of the underwriters for a period of 180 days after the date of this prospectus. See "Shares Eligible for Future Sale."

      Prior to the offering, there has been no public market for our Common Stock. The initial public offering price will be determined through negotiations between us and the representatives. The factors to be considered in determining the initial public offering price will be prevailing market conditions, the valuation multiples of publicly traded companies that the representatives believe to be comparable to us, certain of our financial information, our history and our prospects and the industry in which we compete, and an assessment of our management, its past and present operations, the prospects for, and timing of, our future revenues, the present state of our development, and the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours. There can be no assurance that an active trading market will develop for our Common Stock or that our Common Stock will trade in the public market subsequent to the offering at or above the initial public offering price.

      We have applied to have our Common Stock approved for listing on the Nasdaq National Market under the symbol "PVHS."

      We and Shopko have agreed to indemnify the underwriters against certain liabilities, including certain liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect thereof.

      Until the distribution of the Common Stock is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters and certain selling group members to bid for and purchase the Common Stock. As an exception to these rules, the representatives are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.

      If the underwriters create a short position in the Common Stock in connection with the offering, i.e., if they sell more shares of Common Stock than are set forth on the cover page of this prospectus, the representatives may reduce that short position by purchasing Common Stock in the open market. The representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

      The representatives may also impose a penalty bid on certain underwriters and selling group members. This means that if the representatives purchase shares of Common Stock in the open market to reduce the underwriters' short position or to stabilize the price of the Common Stock, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares as part of the offering.

      In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of the Common Stock to the extent that it discourages resales of the Common Stock.

      Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither we nor any of the underwriters makes any representation that the representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

      Some of the underwriters or their affiliates have provided investment or commercial banking services to us and to ShopKo in the past and may do so in the future. They receive customary fees and commissions for these services.

                                 LEGAL MATTERS

      Certain legal matters relating to the legality of the issuance of the shares of Common Stock being offered hereby will be passed upon for us by Godfrey & Kahn, S.C., Milwaukee, Wisconsin. Certain legal matters will be passed upon for the underwriters by Dewey Ballantine LLP, New York, New York.

                                    EXPERTS

      The Consolidated Financial Statements of ProVantage, Inc. (the predecessor of ProVantage Health Services, Inc.) and subsidiaries as of January 31, 1998 and February 1, 1997 and for each of the three years in the period ended January 31, 1998 included in the registration statement of which this prospectus forms a part and the related financial statement schedule included elsewhere in the registration statement have been so included in reliance on the report of Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement, and have been so included in reliance upon the reports of such firm, given upon their authority as experts in accounting and auditing.

                             AVAILABLE INFORMATION

      We have filed with the SEC a Registration Statement on Form S-1 under the Securities Act with respect to the Common Stock offered hereby. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits thereto. For further information with respect to us and the Common Stock, reference is made to the registration statement and the exhibits thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. The registration statement and the exhibits thereto may be inspected and copied at the public reference facilities maintained by the SEC located at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the regional offices of the SEC located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, Suite 1300, New York, New York

10048. Copies of such material can also be obtained at prescribed rates by writing to the SEC's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. Such information may also be accessed electronically by means of the SEC's website on the Internet at http://www.sec.gov.

      As a result of the offering, we will be subject to the requirements of the Exchange Act and, in accordance therewith, will file reports, proxy statements and other information with the SEC on a periodic basis. Such reports, proxy statements and other information filed by us with the SEC can be inspected and copied at the offices of the SEC, at the website listed above and at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

      We intend to furnish its stockholders with annual reports containing audited financial statements examined by its independent accountants for each fiscal year.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Independent Auditors' Report.............................................. F-1
Consolidated Statements of Earnings for each of the three fiscal years in the period ended January 31, 1998 and (unaudited) for the 39 weeks ended
 November 1, 1997 and October 31, 1998.................................... F-2
Consolidated Balance Sheets at February 1, 1997, January 31, 1998 and
 (unaudited) for the 39 weeks ended October 31, 1998...................... F-3
Consolidated Statements of Cash Flows for each of the three fiscal years in the period ended January 31, 1998 and (unaudited) for the 39 weeks ended November 1, 1997 and October 31, 1998.............................. F-4
Consolidated Statements of Stockholder's Equity for each of the three years in the period ended January 31, 1998 and (unaudited) for the 39 weeks ended October 31, 1998............................................. F-5
Notes to Consolidated Financial Statements................................ F-6

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholder
ProVantage, Inc.:

      We have audited the consolidated balance sheets of ProVantage, Inc. and subsidiaries (an indirect, wholly-owned subsidiary of ShopKo Stores, Inc.) as of January 31, 1998 and February 1, 1997 and the related consolidated statements of earnings, stockholder's equity and cash flows for each of the three years in the period ended January 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of ProVantage, Inc. and subsidiaries as of January 31, 1998 and February 1, 1997, and the results of their operations and their cash flows for each of the three years in the period ended January 31, 1998 in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

Milwaukee, Wisconsin
December 18, 1998

                       PROVANTAGE, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF EARNINGS

                                 (In thousands)

                                                                        Three Quarters
                               Fiscal Year (52 weeks) Ended            (39 weeks) Ended
                          --------------------------------------- --------------------------
                          Feb. 3, 1996 Feb. 1, 1997 Jan. 31, 1998 Nov. 1, 1997 Oct. 31, 1998
                          ------------ ------------ ------------- ------------ -------------
                                                                         (unaudited)
Net sales...............    $87,155      $330,048     $500,891      $367,495     $474,396
Costs and expenses:
  Cost of sales.........     78,250       306,760      463,069       341,586      441,317
  Selling, general and
   administrative
   expenses.............      4,836        11,828       19,990        14,215       18,067
  Depreciation and
   amortization
   expenses.............      1,170         2,233        4,779         3,215        4,933
                            -------      --------     --------      --------     --------
                             84,256       320,821      487,838       359,016      464,317
Income from operations..      2,899         9,227       13,053         8,479       10,079
Interest income.........        207           353          364           269          212
                            -------      --------     --------      --------     --------
Earnings before income
 taxes..................      3,106         9,580       13,417         8,748       10,291
Provision for income
 taxes..................      1,553         4,164        5,883         3,884        4,512
                            -------      --------     --------      --------     --------
Net earnings............    $ 1,553      $  5,416     $  7,534      $  4,864     $  5,779
                            =======      ========     ========      ========     ========




                See notes to consolidated financial statements.

                       PROVANTAGE, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                      (In thousands, except share amounts)

                             February 1, 1997 January 31, 1998 October 31, 1998
                             ---------------- ---------------- ----------------
                                                                  (unaudited)
Assets
Current assets:
  Cash and cash
   equivalents..............     $  5,946         $ 12,533         $    380
  Receivables, less
   allowance for losses of
   $1,718, $976 and $1,816,
   respectively.............       52,234           59,662           72,940
  Pharmaceutical
   inventories..............        1,250            1,312            2,222
  Other current assets......          564            1,054            2,959
                                 --------         --------         --------
    Total current assets....       59,994           74,561           78,501
Goodwill--net...............       56,375           67,926           65,555
Other assets--net...........          212            3,119            3,150
Property and equipment--
 net........................        2,412            9,431           13,320
                                 --------         --------         --------
    Total assets............     $118,993         $155,037         $160,526
                                 ========         ========         ========
Liabilities and
Stockholder's Equity
Current liabilities:
  Short-term debt...........     $    --          $    967         $    954
  Accounts payable trade....       35,162           46,481           35,909
  Accrued liabilities.......       20,579           11,633            9,638
                                 --------         --------         --------
    Total current
     liabilities............       55,741           59,081           46,501
Long-term obligations.......          --               913              --
Deferred income taxes.......          569            1,448            1,449
Minority interest...........          --             2,315            2,755
Stockholder's equity:
  Common Stock; $.01 par
   value 20,000,000 shares
   authorized, 100 shares
   outstanding..............          --               --               --
  Additional paid-in
   capital..................       55,459           76,522           89,284
  Retained earnings.........        7,224           14,758           20,537
                                 --------         --------         --------
    Total stockholder's
     equity.................       62,683           91,280          109,821
                                 --------         --------         --------
    Total liabilities and
     stockholder's equity...     $118,993         $155,037         $160,526
                                 ========         ========         ========


                See notes to consolidated financial statements.

                       PROVANTAGE, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (In thousands)

                               Fiscal Year (52 weeks)       Three Quarters
                                        Ended              (39 weeks) Ended
                              ---------------------------  ------------------
                              Feb. 3,  Feb. 1,   Jan. 31,  Nov. 1,   Oct. 31,
                               1996      1997      1998      1997      1998
                              -------  --------  --------  --------  --------
                                                              (unaudited)
Cash flows from operating
 activities:
Net earnings................. $ 1,553  $  5,416  $  7,534  $  4,864  $  5,779
Adjustments to reconcile net
 earnings to net cash
 provided by (used in)
 operating activities:
 Depreciation and
  amortization...............   1,170     2,233     4,779     3,215     4,933
 Provision for losses on
  receivables................      43       878        38      (289)      430
 Deferred income taxes.......     253        63       305       --          1
 Change in assets and
  liabilities excluding the
  effect of business
  acquisitions:
   Receivables...............  (3,678)  (42,031)   (6,314)   (3,809)  (13,268)
   Pharmaceutical
    inventories..............    (504)     (746)      (62)     (279)     (910)
   Other current assets......    (226)     (162)      151       198    (1,905)
   Other assets..............    (395)     (258)   (1,500)     (169)     (480)
   Accounts payable..........   2,385    29,653    11,385       644   (10,572)
   Accrued liabilities.......  (1,234)    8,344    (4,330)   (2,000)   (1,052)
                              -------  --------  --------  --------  --------
     Net cash (used in)
      provided by operating
      activities.............    (633)    3,390    11,986     2,375   (17,044)
Cash flows from investing
 activities:
 Payments for property and
  equipment..................    (976)   (2,057)   (4,198)   (3,617)   (6,002)
 Business acquisitions, net
  of cash acquired...........     --    (33,531)  (22,390)  (22,089)     (943)
                              -------  --------  --------  --------  --------
     Net cash (used in)
      investing activities...    (976)  (35,588)  (26,588)  (25,706)   (6,945)
Cash flows from financing
 activities:
 Change in short-term debt...     --        --        967       --        (13)
 Capital contribution........   4,518    33,143    21,063    19,141    12,762
 Reduction in debt...........     --        --       (841)   (1,754)     (913)
                              -------  --------  --------  --------  --------
     Net cash provided by
      financing activities...   4,518    33,143    21,189    17,387    11,836
Net (decrease) increase in
 cash and cash equivalents...   2,909       945     6,587    (5,944)  (12,153)
Cash and cash equivalents at
 beginning of period.........   2,092     5,001     5,946     5,946    12,533
                              -------  --------  --------  --------  --------
Cash and cash equivalents at
 end of period............... $ 5,001  $  5,946  $ 12,533  $      2  $    380
                              =======  ========  ========  ========  ========
SUPPLEMENTAL CASH FLOW
 INFORMATION
Supplemental cash flow
 information:
 Cash paid during the period
  for:
   Income taxes.............. $ 1,426  $  4,044  $  5,585  $  3,884  $  4,511
During fiscal 1997 and 1996,
 the Company acquired
 companies. In conjunction
 with these acquisitions, the
 purchase price consisted of
 the following:
 Cash paid...................     --   $ 33,531  $ 22,390  $ 22,089  $    943
 Notes payable issued........     --        --      1,833       --        --
 Liabilities assumed.........     --        --      4,030     1,002       --
                              -------  --------  --------  --------  --------
     Total fair value of
      acquisitions...........     --   $ 33,531  $ 28,253  $ 23,091  $    943
                              =======  ========  ========  ========  ========

                See notes to consolidated financial statements.

                       PROVANTAGE, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY

                       (In thousands, except share data)

                                              Common Stock  Additional
                                             --------------  Paid-In   Retained
                                             Shares Amount   Capital   Earnings
                                             ------ ------- ---------- --------
Balances at February 4, 1995................  100   $   --   $17,798   $   255
Capital contribution........................                   4,518
Net earnings................................                             1,553
                                              ---   -------  -------   -------
Balances at February 3, 1996................  100       --    22,316     1,808
Capital contribution........................                  33,143
Net earnings................................                             5,416
                                              ---   -------  -------   -------
Balances at February 1, 1997................  100       --    55,459     7,224
Capital contribution........................                  21,063
Net earnings................................                             7,534
                                              ---   -------  -------   -------
Balances at January 31, 1998................  100       --    76,522    14,758
Capital contribution........................                  12,762
Net earnings (for the period ended).........                             5,779
                                              ---   -------  -------   -------
Balances at October 31, 1998................  100   $   --   $89,284   $20,537
                                              ===   =======  =======   =======




                See notes to consolidated financial statements.

                       PROVANTAGE, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A. Summary of Significant Accounting Policies

Organization and Basis of Presentation:

      The consolidated financial statements include the accounts of ProVantage, Inc. and all its subsidiaries ("ProVantage" or the "Company"). All significant intercompany accounts and transactions have been eliminated. ProVantage is a Delaware corporation. ProVantage is a wholly-owned subsidiary of ProVantage Holdings, Inc., which in turn is wholly owned by ShopKo Stores, Inc. ("ShopKo").

      ProVantage, which conducts its business principally throughout the United States, provides health benefit management services, pharmacy mail services, vision benefit management services and health information technology and clinical support services.

      For the periods presented, certain general, administrative and other expenses reflected in the consolidated financial statements include allocations of certain corporate expenses from ShopKo which took into consideration personnel, estimates of time spent to provide service or other appropriate bases. These allocations include services and expenses for general management, information systems management, treasury, tax, financial audit, financial reporting, benefits administration, insurance, legal, communications and other miscellaneous services.

      Management believes the foregoing allocations were made on a reasonable basis. Although these allocations do not necessarily represent the costs which would have been or may be incurred by ProVantage on a stand alone basis, management believes that any variance in costs would not be material.

      The 39 week data presented in the financial statements is unaudited but in the opinion of management, includes all adjustments (which consist only of normal recurring accruals) necessary for a fair presentation of the consolidated financial position of the Company and its subsidiaries at November 1, 1997 and October 31, 1998 and the results of their operations and cash flows for the periods then ended.

Revenues and Costs of Revenues:

      ProVantage's net sales include (i) administrative and dispensing fees plus ingredient cost of pharmaceuticals dispensed by pharmacies participating in the network maintained by ProVantage or by ProVantage's mail service pharmacy to members of health benefit plans sponsored by ProVantage's clients;
(ii) amounts billed to pharmaceutical manufacturers and third party formulary administrators for formulary fees; (iii) the sale of eyeglasses and contact lenses and related administrative fees relating to vision benefit management services; and (iv) contract and license fees for health information technology and clinical support services. Cost of sales includes the amounts paid to network pharmacies and optical centers for medical claims, the cost of prescription medications sold through the mail service pharmacy and the amounts paid to plan sponsors for shared formulary fees.

Cash and Cash Equivalents:

      ProVantage records all highly liquid investments with a maturity of three months or less as cash equivalents.

                       PROVANTAGE, INC. AND SUBSIDIARIES

Receivables:

      Receivables consist primarily of amounts collectible from (i) insurance companies, third party administrators and self-funded medical plan sponsors for medical claims and claim processing fees, (ii) pharmaceutical manufacturers and third party formulary administrators for formulary fees and (iii) customers for contract and license fees for health information technology and clinical support services. Substantially all amounts are expected to be collected within one year.

Pharmaceutical Inventories:

      Pharmaceutical inventories are stated at the lower of cost or market. Cost, which includes certain distribution and transportation costs, is determined through use of the first-in, first-out (FIFO) method.

Property and Equipment:

      Property and equipment are carried at cost. The cost of equipment is depreciated over the estimated useful life of the assets using the straight-line method. Useful lives generally assigned are 3 to 10 years. Costs of leasehold improvements are amortized over the period of the lease or the estimated useful life of the asset, whichever is shorter, using the straight-line method.

      Expenditures relating to the development of software to be marketed to clients, or to be used for internal purposes, are charged to expense until technological feasibility is established. Thereafter, the remaining software production costs up to the date of general release to customers or to the date placed into production are capitalized and included as property and equipment. During fiscal 1995, 1996 and 1997, $0.0 million, $1.4 million and $2.1 million in software development costs were capitalized, respectively. Capitalized software development costs amounted to $1.8 million and $3.8 million at and February 1, 1997 and January 31, 1998, respectively. Amortization of capitalized amounts commences on the date of general release to customers or the date placed into production using the straight-line method over estimated economic life of the product but not more than five years.

      The components of property and equipment are (in thousands):

                                                        February 1, January 31,
                                                           1997        1998
                                                        ----------- -----------
     Property and equipment at cost:
       Software........................................   $1,098      $8,058
       Equipment.......................................    2,268       3,670
       Leasehold improvements..........................      248         353
                                                          ------      ------
                                                           3,614      12,081
     Less accumulated depreciation and amortization....    1,202       2,650
                                                          ------      ------
     Net property and equipment........................   $2,412      $9,431
                                                          ======      ======

Goodwill:

      The excess of cost over fair value of the net assets of businesses acquired (goodwill) is amortized using the straight-line method over 18 to 22 years. Accumulated amortization for these costs was $2.4 million and $5.7 million at February 1, 1997 and January 31, 1998, respectively.

                       PROVANTAGE, INC. AND SUBSIDIARIES

Impairment of Long Lived Assets:

      ProVantage evaluates whether events and circumstances have occurred that indicate the remaining estimated useful life of long lived assets may warrant revision or that the remaining balance of an asset may not be recoverable. The measurement of possible impairment is based on the ability to recover the balance of assets from expected future operating cash flows on an undiscounted basis. In the opinion of management, no such impairment existed as of January 31, 1998.

Net Earnings Per Common Share:

      In 1997, SFAS No. 128, "Earnings Per Share" was issued. SFAS No. 128 replaces the previously reported primary and fully diluted earnings per share with basic and diluted earnings per share. Basic net earnings per common share is computed by dividing net earnings by the weighted average number of common shares outstanding. Diluted net earnings per common share is computed by dividing net earnings by the weighted average number of common shares outstanding increased by the number of dilutive potential common shares based on the treasury stock method.

Income Taxes:

      ProVantage's results are included in ShopKo's consolidated U. S. federal income tax return. All income tax payments are made by ShopKo on behalf of its subsidiaries, a portion of which are allocated to ProVantage. The amounts reflected in the provision for income taxes are based on applicable federal statutory rates, adjusted for permanent differences between financial and taxable income. In effect, the income tax provision is computed on a separate return basis.

      The financial statements reflect the application of SFAS No. 109, "Accounting for Income Taxes."

Use of Estimates:

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reporting period. Actual results could differ from those estimates.

B. Acquisitions

      On January 3, 1995, ProVantage completed the acquisition of Bravell, Inc. ("Bravell"), a pharmacy benefit management firm that provides custom prescription benefit plan design, program administration and claims benefit processing services to insurance companies, third party administrators and self-funded medical plan sponsors. The transaction was accounted for as a purchase, whereby ProVantage acquired 97% of the outstanding common stock of Bravell for approximately $17.3 million. ProVantage was also required to make additional payments which were contingent upon future results of Bravell's operations. In fiscal 1996, $0.7 million was paid based on the results of fiscal 1995. On April 10, 1997, ProVantage made a payment of approximately $8.9 million to the founders of Bravell to (i) acquire the remaining 3% of the common stock of Bravell which ProVantage did not acquire in January 1995, (ii) extinguish all remaining contingent payment obligations to the founders and
(iii) terminate the founders' employment agreements.

                       PROVANTAGE, INC. AND SUBSIDIARIES

      On February 26, 1995, ShopKo contributed the net assets of ProVantage Mail Services, Inc. with a net book value of approximately $1.3 million, which was recorded as a contribution of capital.

      On August 2, 1996, ProVantage completed the acquisition of CareStream Scrip Card from Avatex Corporation, formerly known as FoxMeyer Health Corporation. CareStream Scrip Card is a prescription benefit management company and its operations have been integrated with ProVantage. The purchase price was $30.5 million in cash, with a supplemental cash payment equal to 1.5% of ProVantage's market value, subject to a minimum of $2.5 million and a maximum of $5.0 million. The right of Avatex to the supplemental cash payment expires on August 2, 2001.

      On August 20, 1997, ProVantage acquired The Mikalix Group, Inc. and its subsidiaries ("Mikalix"), an international privately held group of companies based in Arlington, Virginia. Mikalix's primary subsidiary is PharMark Corporation ("PharMark"), a software and database development company providing information driven strategies for optimizing medical and pharmaceutical outcomes. The purchase price for Mikalix was approximately $15.2 million, of which $14.2 million has been paid in cash and $1.0 million is due over two years. The sellers of Mikalix may also be entitled to contingent payments of up to $8.0 million in the aggregate based on future increases in the market value of ProVantage's outstanding common stock (the "Contingent Payments"). The Contingent Payments, if any, will be due on the first to occur of August 20, 2002 or certain liquidity events related to ProVantage. The Contingent Payments may be made, at ShopKo's election, in either cash, ShopKo common stock or ProVantage common stock; provided, however, that any stock used for such payments must be traded in a public market. The Company expects to finalize the initial purchase price allocation during the fiscal year ending January 30, 1999.

      The allocation of the purchase prices of Bravell, CareStream Scrip Card and Mikalix were based on fair values at the dates of acquisition. The excess of the purchase price over the fair value of the net assets acquired ("goodwill") of approximately $73.6 million is being amortized on a straight-line basis over 18 to 22 years. The results of Bravell's, CareStream Scrip Card's and Mikalix's operations since the dates of acquisition have been included in the consolidated statements of earnings of ProVantage.

C. Debt

      ProVantage's short-term debt and long-term obligations consist of four promissory notes due to the former owners of PharMark. The promissory notes, which are due August 20, 1998 and August 20, 1999, bear interest at 6%.

D. Leases

      ProVantage is obligated under operating leases, primarily for buildings and computer hardware. Minimum future obligations under operating leases in effect at January 31, 1998 are as follows (in thousands):

                                                     Lease
           Year                                   Obligations
           ----                                   -----------
           1998..................................     $840
           1999..................................      690
           2000..................................      420
           2001..................................      370
                                                    ------
           Total minimum obligations.............   $2,320
                                                    ======

                       PROVANTAGE, INC. AND SUBSIDIARIES

      Total minimum rental expense related to all operating leases with terms greater than one year was $0.2 million, $0.4 million and $0.9 million in fiscal years 1995, 1996 and 1997, respectively.

E. Income Taxes

      Deferred income taxes reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Components of ProVantage's net deferred tax liability are as follows (in thousands):

                                                         February 1, January 31,
                                                            1997        1998
                                                         ----------- -----------
     Deferred tax liabilities:
       Goodwill.........................................    $ 397      $ 1,795
       Property and equipment...........................      290          --
       Inventory valuation..............................      193          202
                                                            -----      -------
         Total deferred tax liabilities.................      880        1,997
     Deferred tax assets:
       Property and equipment...........................      --          (345)
       Reserves and allowances..........................     (633)      (1,106)
                                                            -----      -------
         Total deferred tax assets......................     (633)      (1,451)
                                                            -----      -------
     Net deferred tax liabilities.......................    $ 247      $   546
                                                            =====      =======

      The amounts reflected in the provision for income taxes are based on applicable federal statutory rates, adjusted for permanent differences between financial and taxable income. The provision for federal and state income taxes includes the following (in thousands):

                                                             1995   1996   1997
                                                            ------ ------ ------
     Current:
       Federal............................................. $1,048 $3,294 $4,537
       State...............................................    252    807  1,041
       Deferred............................................    253     63    305
                                                            ------ ------ ------
         Total provision................................... $1,553 $4,164 $5,883
                                                            ====== ====== ======

      The effective tax rate varies from the statutory federal income tax rate for the following reasons:

                                                               1995  1996  1997
                                                               ----  ----  ----
     Statutory income tax..................................... 35.0% 35.0% 35.0%
     State income taxes, net of federal tax benefits..........  5.0   5.0   5.0
     Goodwill................................................. 10.0   3.5   3.6
     Other....................................................  --    --    0.2
                                                               ----  ----  ----
     Effective income tax rate................................ 50.0% 43.5% 43.8%
                                                               ====  ====  ====

                       PROVANTAGE, INC. AND SUBSIDIARIES

      Provision is made for deferred income taxes and future income tax benefits applicable to temporary differences between financial and tax reporting. The sources of these differences and the effects of each are as follows (in thousands):

                                                               1995 1996   1997
                                                               ---- -----  ----
     Depreciation and amortization............................ $159 $ 569  $131
     Reserves and allowances..................................   94  (494)  166
     Other....................................................  --    (12)    8
                                                               ---- -----  ----
                                                               $253 $  63  $305
                                                               ==== =====  ====

F. Employee Benefits

      Substantially all employees of ProVantage are covered by a defined contribution profit sharing plan. The plan provides for two types of Company contributions: an amount determined annually by the Board of Directors and an employer matching contribution equal to one-half of the first 6% of compensation contributed by participating employees. ProVantage contributions were $0.1 million for fiscal years 1995, 1996 and 1997.

G. Related Party Transactions

      ProVantage provided claims processing services for ShopKo. ProVantage bills ShopKo for the cost of the prescription claim plus processing fees. These amounts were $0.2 million, $1.6 million and $1.6 million for fiscal years 1995, 1996 and 1997, respectively, and were included in ProVantage's sales. Receivables include amounts due from ShopKo of $0.1 million at both February 1, 1997 and January 31, 1998, respectively.

      A portion of ProVantage's payments made to network pharmacies are made to pharmacies owned by ShopKo. The payments reflect the cost of the prescription claim less an on-line remittance fee. These amounts were $6.8 million, $21.0 million and $25.8 million for fiscal years 1995, 1996 and 1997, respectively, and were included in ProVantage's cost of sales. Accounts payable include amounts payable to ShopKo for claims of $1.5 million at February 1, 1997 and $1.3 million at January 31, 1998, respectively.

      ProVantage receives formulary fees from pharmaceutical manufacturers. A portion of these fees are shared with and paid to the network pharmacies owned by ShopKo. These amounts were $0.2 million, $0.2 million and $0.1 million for fiscal years 1995, 1996 and 1997, respectively, and were included in ProVantage's cost of sales.

      Purchases of inventory from ShopKo were $0.7 million, $1.0 million and $0.8 million for fiscal years 1995, 1996 and 1997, respectively.

      General, administrative and other expenses were allocated to ProVantage from ShopKo. Allocations were made using procedures deemed appropriate to the nature of the expenses involved. These allocations included amounts for general management, tax, financial reporting, real estate management, accounting, purchasing and other miscellaneous services. Amounts charged by ShopKo for these services were $0.4 million, $0.4 million and $1.1 million for fiscal years 1995, 1996 and 1997, respectively.

                       PROVANTAGE, INC. AND SUBSIDIARIES

H. Major Customers

      For fiscal 1995, one customer represented $11.9 million, or 13.6%, of net sales, for fiscal year 1996, this customer represented $59.1 million, or 17.9%, of net sales, and for fiscal year 1997, this customer represented $58.6 million, or 11.7%, of net sales.

I. Subsequent Events

      ProVantage plans to file a registration statement with the Securities and Exchange Commission under which a portion of its shares of common stock will be sold.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      Until            , 1999 (25 days after the date of this prospectus), all
dealers that buy, sell or trade the Common Stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                          Shares

                        ProVantage Health Services, Inc.

                                  Common Stock

                                 [COMPANY LOGO]

                            ----------------------

                              P R O S P E C T U S

                            ----------------------

                              Merrill Lynch & Co.

                            Bear, Stearns & Co. Inc.

                            William Blair & Company

                                Lehman Brothers

                                            , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

      The following is an itemized statement of the estimated amounts of all expenses payable by the Registrant in connection with the issuance and distribution of the Common Stock being registered hereunder, other than underwriting discounts and commissions:

     SEC registration fee.............................................. $27,800
     Nasdaq National Market listing fee................................    *
     NASD filing fee...................................................  10,500
     Blue Sky fees and expenses (including fees of counsel)............    *
     Accounting fees and expenses......................................    *
     Legal fees and expenses...........................................    *
     Printing and engraving expenses...................................    *
     Transfer Agent and Registrar fees.................................    *
     Miscellaneous.....................................................    *
                                                                        -------
         Total......................................................... $  *
                                                                        =======

--------
*To be completed by amendment.

      All amounts except the SEC registration fee, Nasdaq National Market listing fee and NASD filing fee are estimated.

Item 14. Indemnification of Directors and Officers

      Section 145 of the Delaware General Corporation Law (the "DGCL") permits a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

      In the case of an action by or in the right of the corporation, Section 145 permits the corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the corporation. No indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

      To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the preceding two paragraphs, Section 145 requires that such person be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

      Section 145 provides that expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145.

      The Registrant's Restated Certificate of Incorporation provides that an officer or director of the Registrant will not be personally liable to the Registrant or its stockholders for monetary damages for any breach of his fiduciary duty as an officer or director, except in certain cases where liability is mandated by the DGCL. The provision has no effect on any non-monetary remedies that may be available to the Registrant or its stockholders, nor does it relieve the Registrant or its officers or directors from compliance with federal or state securities laws.

      The Registrant's Amended and Restated Bylaws generally provide that the Registrant shall indemnify, to the fullest extent permitted by the DGCL, each person who was or is made a party to or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding (each, a "Proceeding") by reason of the fact that such person is or was a director, officer or employee of the Registrant, or is or was serving at the request of the Registrant as a director, officer or employee of another entity, against all expenses, liabilities and losses reasonably incurred or suffered by such person in connection with such Proceeding.

      An officer or director shall not be entitled to indemnification by the Registrant if (i) the officer or director did not act in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Registrant, or (ii) with respect to any criminal action or proceeding, the officer or director had reasonable cause to believe his conduct was unlawful.

      The Underwriting Agreement filed herewith as Exhibit 1.1 provides for indemnification of the directors, certain officers and controlling persons of the Registrant by the Underwriters against certain civil liabilities, including liabilities under the Securities Act.

      The Registrant has entered into agreements to indemnify its directors and certain officers, in addition to the indemnification provided for in the Amended and Restated Bylaws. These agreements will, among other things, indemnify the Registrant's directors and certain of its officers to the full extent permitted by Delaware law for any claims, liabilities, damages, judgments, penalties, fines, settlements, disbursements or expenses (including attorneys' fees) incurred by such person in any action or proceeding, including any action by or in the right of the Registrant, on account of services as a director or officer of the Registrant.

      In addition, the Registrant has directors' and officers' liability insurance that insures against certain liabilities, including liabilities under the Securities Act, subject to applicable restrictions.

Item 15. Recent Sales of Unregistered Securities

      The following information is furnished as to securities of the Registrant sold within the past three years that were not registered under the Securities
Act:

      On August 20, 1997, the Registrant acquired The Mikalix Group, Inc. as described under "Management's Discussion and Analysis of Financial Condition and Results of Operation" in the prospectus contained in this Registration Statement which description is incorporated by reference herein. The securities which may be issued to the sellers of The Mikalix Group, Inc. were sold in reliance on Section 4(2) of the Securities Act of 1933, as amended. The securities were sold in a private offering to purchasers who represented that they were purchasing such securities with investment intent and not with a view to the distribution thereof.

Item 16. Exhibits and Financial Schedules

      (a) Exhibits

      The list of exhibits is incorporated by reference to the "Index to Exhibits" located after the signature page of this Registration Statement.

      (b) Financial Statement Schedules

      Schedule II--Valuation and Qualifying Accounts

      All other schedules are omitted because the required information is not present or is not present in amounts sufficient to require submission of a schedule or because the information required is included in the consolidated financial statements of the Registrant or the notes thereto or the schedules are not required or inapplicable under the related instructions.

Item 17. Undertakings

      (a) The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (b) The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on February 4, 1999.

                                          Provantage Health Services, Inc.

                                                 /s/ Jeffrey A. Jones
                                          By: _________________________________
                                                     Jeffrey A. Jones,
                                                 Executive Vice President
                                                and Chief Operating Officer

      Each person whose signature appears below hereby constitutes and appoints Richard D. Schepp and Patricia Nussle, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his or her behalf individually and in the capacity stated below and to perform any acts necessary to be done in order to file all amendments and post-effective amendments to this Registration Statement (and to file any and all registration statements relating to the same offering of securities as this Registration Statement that are filed pursuant to Rule 462(b) of the Securities
Act), and any and all instruments or documents filed as part of or in connection with this Registration Statement or the amendments thereto (or any registration statement filed pursuant to Rule 462(b) of the Securities Act), and each of the undersigned does hereby ratify and confirm all that said attorney-in-fact and agent, or his substitutes, shall do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

                Name                             Title                    Date
                ----                             -----                    ----
       /s/ Dale P. Kramer            Chairman of the Board          February 4, 1999
____________________________________
           Dale P. Kramer

      /s/ Jeffrey A. Jones           Executive Vice President and   February 4, 1999
____________________________________  Chief Operating Officer
          Jeffrey A. Jones            (Principal Executive
                                      Officer and Principal
                                      Financial Officer)

       /s/ Peter J. Beste            Vice President and             February 4, 1999
____________________________________  Controller (Principal
           Peter J. Beste             Accounting Officer)


                               INDEX TO EXHIBITS

 Exhibit
 Number                        Document Description
 -------                       --------------------
  1.1    Form of Underwriting Agreement*
  3.1    Restated Certificate of Incorporation of the Registrant*
  3.2    Amended and Restated Bylaws of the Registrant*
  5.1    Opinion of Godfrey & Kahn, S.C.*
 10.1    Administrative Services Agreement between the Registrant and
         ShopKo Stores, Inc. dated as of                 , 1999*
 10.2    Information Technology Services Agreement between the Registrant
         and ShopKo Stores, Inc. dated as of                 , 1999*
 10.3    Credit Agreement between the Registrant and ShopKo Stores, Inc.
         dated as of                 , 1999*
 10.4    Indemnification and Hold Harmless Agreement between the
         Registrant and ShopKo Stores, Inc. dated as of                 ,
         1999*
 10.5    Registration Rights Agreement between the Registrant and
         ProVantage Holdings, Inc. dated as of                 , 1999*
 10.6    Tax Sharing Agreement between the Registrant and ShopKo Stores,
         Inc. dated as of                 , 1999*
 10.7    Form of Indemnification Agreement between the Registrant and the directors and certain officers of the Registrant*
 10.8    Form of Change of Control Agreement between ShopKo Stores, Inc.
         and certain officers of the Registrant*
 10.9(a) First Amended and Restated Prescription Benefit Management
         Agreement between ProVantage Prescription Benefit Management,
         Inc. and American Medical Security, Inc. dated as of March 14,
         1996*
 10.9(b) First Amendment to First Amended and Restated Prescription
         Benefit Management Agreement between ProVantage Prescription
         Benefit Management, Inc. and American Medical Security, Inc.
         dated as of                 *
 10.10   Registrant's Stock Incentive Plan*
 10.11   Prescription Benefit Management Agreement between the Registrant and ShopKo Stores, Inc.*
 10.12   System Agreement between Systems Xcellence USA, Inc. and the
         Registrant*
 11.1    Computation of Pro Forma Earnings Per Share*
 16.1    Schedule II--Valuation and Qualifying Accounts
 21.1    Subsidiaries of the Registrant
 23.1    Consent and Report on Schedule of Deloitte & Touche LLP
 23.2    Consent of Godfrey & Kahn, S.C. (contained in Exhibit 5.1)*
 24.1    Powers of Attorney (included on signature page)
 27.1    Financial Data Schedule
 99.1    Consent of Jeffrey C. Girard
 99.2    Consent of William J. Podany
 99.3    Consent of Gregory H. Wolf

--------
*To be filed by amendment.